Exhibit 10.3

CREDIT AGREEMENT

Dated as of July 7, 2022

by and among

WRKCO INC.,
as Parent,

WESTROCK COMPANY,

WRK LUXEMBOURG S.À R.L.,
MULTI PACKAGING SOLUTIONS LIMITED,
and
CERTAIN ADDITIONAL SUBSIDIARIES OF WESTROCK COMPANY
FROM TIME TO TIME PARTY HERETO,
as Borrowers,

THE LENDERS PARTY HERETO,

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Administrative Agent

______________________________________________________________________

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Joint Lead Arranger and Sole Bookrunner

SUMITOMO MITSUI BANKING CORPORATION,
TD BANK, N.A.,
BANK OF AMERICA, N. A.,
THE BANK OF NOVA SCOTIA,
and
ING BANK N.V., DUBLIN BRANCH,
as Joint Lead Arrangers and Co-Syndication Agents

		Page

1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Classification of Loans and Borrowings	34
1.3	Interpretation	34
1.4	Rounding	35
1.5	Currency Equivalents	35
1.6	Accounting Terms; GAAP	35
1.7	Luxembourg Terms	36
1.8	Divisions	37
1.9	Disclaimer	37

2.	THE CREDITS	37
2.1	The Commitments	37
2.2	Loans and Borrowings	38
2.3	Requests for Borrowings	38
2.4	Designation of Additional Borrowers	39
2.5	[Reserved]	40
2.6	Funding of Borrowings	40
2.7	Interest Elections	41
2.8	Termination and Reduction of the Commitments	45
2.9	Repayment of Loans; Evidence of Debt	43
2.10	Prepayment of Loans	44
2.11	Fees	45
2.12	Interest	45
2.13	Alternate Rate of Interest; Illegality	46
2.14	Increased Costs	48
2.15	Compensation for Losses	49
2.16	Taxes	49
2.17	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	54
2.18	Mitigation Obligations; Replacement of Lenders	56
2.19	Increases of the Commitments; Adjustments to Commitments	57
2.20	[Reserved]	59
2.21	Defaulting Lenders	59
2.22	Benchmark Replacement Setting	60

3.	REPRESENTATIONS AND WARRANTIES	62
3.1	Corporate Existence; Compliance with Law	62
3.2	Corporate Power; Authorization	62
3.3	Enforceable Obligations	63
3.4	No Legal Bar	63
3.5	No Material Litigation	63
3.6	Investment Company Act	63
3.7	Margin Regulations	63
3.8	Compliance with Environmental Laws	63
3.9	[Reserved]	64
3.10	Financial Statements, Fiscal Year and Fiscal Quarters	64
3.11	ERISA	65
3.12	Accuracy and Completeness of Information	65
3.13	Sanctions/Anti-Corruption Representations	65
3.14	Use of Proceeds	66
3.15	Representations as to Foreign Obligors	66

(continued)

ii

(continued)

LIST OF EXHIBITS

Exhibit A	-	Assignment and Assumption
Exhibit 2.3	-	Borrowing Request
Exhibit 2.7	-	Interest Election Request
Exhibit 2.16-1	-	U.S. Tax Compliance Certificate
Exhibit 2.16-2	-	U.S. Tax Compliance Certificate
Exhibit 2.16-3	-	U.S. Tax Compliance Certificate
Exhibit 2.16-4	-	U.S. Tax Compliance Certificate
Exhibit 2.19	-	Notice of Incremental Commitment
Exhibit 5.7	-	Compliance Certificate

iii

This CREDIT AGREEMENT (this “Agreement”) dated as of July 7, 2022, is by and among WRKCO INC., a Delaware corporation (“Parent”), WESTROCK COMPANY, a Delaware corporation (“WestRock”), WRK LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (“WRK Luxembourg”), MULTI PACKAGING SOLUTIONS LIMITED, a limited company incorporated under the laws of England and Wales (“Multi Packaging Solutions” and, together with WRK Luxembourg, and each Subsidiary of WestRock from time to time party hereto designated by WestRock (as defined in Section 1.1) as an additional Borrower pursuant to Section 2.4, the “Borrowers”), the LENDERS and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent.

WITNESSETH:

WHEREAS, Borrowers have requested that the Lenders make available for the purposes specified in this Agreement a revolving credit facility; and

WHEREAS, the Lenders are willing to make available to Borrowers such revolving credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.             DEFINITIONS

1.1        Defined Terms.  As used in this Agreement (including the foregoing preamble and recitals), the following terms have the meanings specified below:

“Acquisition” means any acquisition, whether by stock purchase, asset purchase, merger, amalgamation, consolidation or otherwise, of a Person or a business line of a Person.

“Activities” has the meaning assigned to such term in Section 8.2(b).

“Additional Lender” has the meaning set forth in Section 2.19.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the Eurocurrency Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) 0.10% per annum; provided that if Adjusted Daily Simple SOFR as so determined is less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined is less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Rabobank, in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 8.

“Administrative Borrower” has the meaning assigned to such term in Section 9.14.

“Administrative Questionnaire” means an administrative questionnaire delivered by each Lender in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of the Board of Directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Agent’s Group” has the meaning assigned to such term in Section 8.2(b).

“Agreed Currency” means Dollars and each Offshore Currency.

“Agreement Currency” has the meaning assigned to such term in Section 9.23.

“Alternative Currency Equivalent” means, for any amount of any Offshore Currency, at the time of determination thereof, (a) if such amount is expressed in such Offshore Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Offshore Currency determined by using the rate of exchange for the purchase of such Offshore Currency with Dollars last provided (either by publication or otherwise provided to Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Offshore Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Anti-Corruption Laws” means the laws, rules, and regulations of the jurisdictions applicable to any Obligor or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act 2010.

“Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, Luxembourg, Germany, European Union or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Foreign Obligor Documents” has the meaning assigned to such term in Section 3.15.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan, SOFR Loan, SONIA Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth below under the heading “Base Rate Spread”, “Term SOFR Spread”, “SONIA Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, respectively, which corresponds to the ratings level (the “Ratings Level”) determined by reference to the Ratings on such date, subject to the terms below:

Level	Rating (S&P / Moody’s)	Term SOFR Spread	Eurocurrency Spread; SONIA Spread	Base Rate Spread	Commitment Fee Rate
1	BBB+ / Baa1 (or better)	0.875%	0.875%	0.00%	0.100%
2	BBB / Baa2	1.000%	1.000%	0.00%	0.125%
3	BBB- / Baa3	1.125%	1.125%	0.125%	0.175%
4	BB+ / Ba1	1.375%	1.375%	0.375%	0.225%
5	BB / Ba2 (or worse)	1.625%	1.625%	0.625%	0.275%

For purposes of the foregoing, (a) (i) if the applicable Ratings established by Moody’s and S&P are different but correspond to consecutive pricing levels, then the Ratings Level will be based on the higher applicable Rating (e.g., if Moody’s applicable Rating corresponds to Level 1 and S&P’s applicable Rating corresponds to Level 2, then the Ratings Level will be Level 1), and (ii) if the applicable Ratings established by Moody’s and S&P are more than one pricing level apart, then the Ratings Level will be based on the rating which is one level higher than the lower rating (e.g., if Moody’s and S&P’s applicable Ratings correspond to Levels 1 and 4, respectively, then the Ratings Level will be Level 3), (b) in the event that either S&P or Moody’s (but not both) shall no longer issue a Rating, the Ratings Level shall be determined by the remaining Rating, and (c) in the event that neither S&P nor Moody’s issues a Rating, unless and until the date, if any, that Borrowers and the Required Lenders agree on a different arrangement, the existing Ratings Level shall continue in effect for the 60-day period immediately following such event, and subsequent to such period the Ratings Level shall be Level 5.  Each change in the Applicable Margin resulting from a publicly announced change in the Ratings Level shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Amendment” means any amendment, modification, waiver, supplement, restatement, refinancing or other replacement of the Existing Credit Agreement, including any waiver of any provision thereof or consent to any departure therefrom by a party thereto, so long as such amendment, modification, waiver, supplement, restatement, refinancing or other replacement shall have been consented to by lenders under the Existing Credit Agreement that constitute (or whose Affiliates constitute) the Required Lenders hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 9.4), and accepted by Administrative Agent, substantially in the form of Exhibit A or any other form approved by Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for the applicable Agreed Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case as of such date, and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of Section 2.22.

“Avoidance Provisions” has the meaning assigned to such term in Section 9.15(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the relevant implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Base Rate” means, at any time, the greatest of (a) the Prime Rate at such time, (b) 1/2 of 1.0% in excess of the Federal Funds Effective Rate at such time, and (c) Adjusted Term SOFR for a one-month tenor in effect at such time plus 1.0%; provided that in no event shall the Base Rate as so determined be less than 1.0%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or Adjusted Term SOFR, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively, “Base Rate” can only apply to Loans and Borrowings denominated in Dollars and, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, (a) with respect to Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, the Term SOFR Reference Rate, (b) with respect to Obligations, interest, fees, commissions or other amounts denominated in Sterling or calculated with respect thereto, Daily Simple SONIA, and (c) with respect to Obligations, interest, fees, commissions or other amounts denominated in Euro or calculated with respect thereto, EURIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for any Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement for such applicable Agreed Currency to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.22.

“Benchmark Cessation Changes” means any replacement of a Benchmark hereunder and all documents, instruments, and amendments executed, delivered or otherwise implemented or effected (automatically or otherwise) after the date hereof in accordance with or in furtherance of Section 2.22 (including any Conforming Changes).

“Benchmark Replacement” means with respect to any Benchmark Transition Event for any then-current Benchmark for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, with respect to any Benchmark applicable to a currency not set forth in clause (1) below, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1)  in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR; or

(2)  the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrowers as the replacement for such then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities in the corresponding currency at such time in the U.S. syndicated loan market and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark for a currency with an Unadjusted Benchmark Replacement for such currency for any Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrowers for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the corresponding currency at such time in the U.S. syndicated loan market.

“Benchmark Replacement Date” means, with respect to any Benchmark for any applicable Agreed Currency, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark for such currency (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Agreed Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System of the United States, the NYFRB, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to the then current Benchmark for any currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement for such currency has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (y) ending at the time that a Benchmark Replacement for the applicable currency has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” means the Lux Borrowers and the U.K. Borrowers, each individually (collectively, the “Borrowers”).

“Borrowing” means Loans of the same Type and currency made, converted or continued on the same date and, in the case of Eurocurrency Loans or SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a SOFR Borrowing denominated in Dollars, $2,000,000, (b) in the case of a Eurocurrency Borrowing denominated in Euros, €2,000,000, (c) in the case of a SONIA Borrowing denominated in Sterling, £2,000,000, and (d) in the case of a Base Rate Borrowing, $2,000,000.

“Borrowing Multiple” means (a) in the case of a SOFR Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Eurocurrency Borrowing denominated in Euros, €1,000,000, (c) in the case of a SONIA Borrowing denominated in Sterling, £1,000,000, and (d) in the case of a Base Rate Borrowing, $1,000,000

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, “Business Day” shall also exclude (a) when used in connection with Loans denominated in Dollars, a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) when used in connection with Loans denominated in Euros, any day that is not a TARGET Day, and (c) when used in connection with Loans denominated in Sterling, any day on which banks are closed for general business in London.

“Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenant set forth in Section 6.1 on a Pro Forma Basis.

“Calculation Period” means, in respect of any Calculation Date, the period of four Fiscal Quarters ended as of the last day of the most recent Fiscal Quarter preceding such Calculation Date for which Administrative Agent shall have received the financial information required by subsections (a) through (c) of Section 5.7 for the Fiscal Quarter or Fiscal Year, as applicable, then ended.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of WestRock that is subject to regulation as an insurance company (and any Restricted Subsidiary thereof).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change in Control” means the occurrence of any of the following events: (a) as applied to WestRock, that any Person or “Group” (as defined in Section 13(d)(3) of the Exchange Act, but excluding (i) any employee benefit or stock ownership plans of WestRock or any of its Subsidiaries, and (ii) members of the Board of Directors and executive officers of WestRock as of the Effective Date, members of the immediate families of such members and executive officers, and family trusts and partnerships established by or for the benefit of any of the foregoing individuals) shall have acquired more than fifty percent (50%) of the combined voting power of all classes of common stock of WestRock or (b) WestRock shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.12.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means at any time, with respect to each Lender, the commitment, if any, of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure at such time hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or 2.18(b), or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4.  The initial amount of each Lender’s Commitment is set forth below its name on its signature page hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  The initial aggregate amount of the Lenders’ Commitments is €700,000,000.

“Communication” has the meaning assigned to such term in Section 9.1(a).

“Compliance Certificate” has the meaning assigned to such term in Section 5.7.

“Computation Date” means (a) in connection with the making of any new Loan, the Business Day which is the date such credit is extended; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day which is the date such Loan is extended, converted or continued; (c) the date of any reduction of the Commitments pursuant to the terms of Section 2.8; and (d) the last day of each month.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR, Daily Simple SONIA or any Benchmark Replacement or the use, administration, adoption or implementation of any Benchmark, including any Benchmark that references or is based on a EURIBOR, SOFR or SONIA, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” “U.S. Government Securities Business Day”, “Business Day,” “SOFR” (and any related definition), “SONIA” (or any related definitions), the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), “Interest Payment Date”, timing and frequency of determining rates and making payments of interest (including, if there are multiple Available Tenors hereunder, the payment periods that correspond to such Available Tenors (or any one of them), the conventions, components and formulas utilized to calculate a Benchmark and the related setting of a Benchmark Replacement Adjustment in respect thereof), timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with Parent, may be appropriate to reflect the use, adoption and implementation of such Benchmark Replacement for such currency or any Benchmark that references or is based on EURIBOR, SOFR or SONIA and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that the use or adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement for such currency or the use, administration of or conventions associated with any Benchmark that references or is based on EURIBOR, SOFR or SONIA exists, in such other manner of administration as the Administrative Agent decides, in consultation with Parent, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Companies” means, collectively, WestRock, the Parent, Borrowers, all of the other Restricted Subsidiaries, each Permitted Securitization Subsidiary and, to the extent required to be consolidated with WestRock under GAAP, any Joint Venture.

“Consolidated Funded Debt” means the Funded Debt of the Consolidated Companies on a consolidated basis.

“Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

“Contributing Borrower” has the meaning assigned to such term in Section 9.15(f).

“Copyright Licenses” means any written agreement, naming any Obligor as licensor, granting any right under any Copyright.

“Copyrights” means (a) all copyrights, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and (b) all renewals thereof.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Extension” means the making of a Loan.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SONIA” means, in respect of Loans denominated in Sterling, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day (such day “i”) that is five Business Days prior to (i) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day, and (b) 0.00%.  If by 5:00 pm (London time) on the second Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that any SONIA rate determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three consecutive SONIA Interest Days.  Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrowers.

“Debt to Capitalization Ratio” means, as of the last day of any Fiscal Quarter, the ratio (expressed as a percentage) of (a) (i) Total Funded Debt minus (ii) the aggregate amount of cash on the consolidated balance sheet of WestRock and its Restricted Subsidiaries attributable to the net proceeds of an issuance or incurrence of Indebtedness that constitutes Refinancing Indebtedness in respect of existing Indebtedness maturing within 180 days of such issuance or incurrence, to (b) the sum of (i) (x) Total Funded Debt minus (y) the aggregate amount of cash on the consolidated balance sheet of WestRock and its Restricted Subsidiaries attributable to the net proceeds of an issuance or incurrence of Indebtedness that constitutes Refinancing Indebtedness in respect of existing Indebtedness maturing within 180 days of such issuance or incurrence plus (ii) the Equity Capitalization plus (iii) deferred Taxes of WestRock and its consolidated Subsidiaries, each as of the last day of such Fiscal Quarter.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable country or jurisdiction (including the United Kingdom Insolvency Act of 1986), as the same may now or hereafter be amended, and including any successor bankruptcy, insolvency, receivership or similar debtor relief law now or hereafter in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to (a) in the case of any Loans, 2% plus the rate otherwise applicable to such Loan (including the Applicable Margin) as provided in Section 2.12(a) or (b) in the case of any other Obligation, 2% plus the rate applicable to Base Rate Loans (including the Applicable Margin) as provided in Section 2.12(a).

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified any Borrower, Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrowers, to confirm in writing to Administrative Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) in the case of a solvent Person, the precautionary appointment of a receiver, custodian, conservator, trustee, administrator or similar Person by a Governmental Authority under or based on the applicable law of the country where such Person is subject to home jurisdiction supervision if any applicable law requires that such appointment not be publicly disclosed, in any such case so long as such ownership interest or appointment (as applicable) does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to Borrowers and each Lender.

“Direction” has the meaning assigned to such term in Section 2.16(i)(ii).

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, for any fiscal period, “EBITDA” as such term is defined in and as calculated pursuant to the terms of the Existing Credit Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.4(b)(iii), 9.4(b)(vi), and 9.4(b)(vii) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).

“Eligible Subsidiary” means a direct or indirect Subsidiary of the Parent (other than an Obligor) that is designated as an “Eligible Subsidiary” by the Parent in writing to the Administrative Agent, provided that such notice of designation attests to compliance with the following requirements on a pro forma basis for such designation: (i) such Subsidiary is a Foreign Subsidiary and a Restricted Subsidiary, (ii) the EBITDA of such Subsidiary, on a consolidated basis with its direct and indirect Subsidiaries, is less than 7.5% of the EBITDA of WestRock and its direct and indirect Subsidiaries and (iii) no Default or Event of Default is in existence or would be caused by such designation.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the Environment, as now or is at any relevant time in effect during the term of this Agreement.

“Equity Capitalization” means as of the date of its determination, consolidated shareholders’ equity of WestRock and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Amount” means, whenever this Agreement requires or permits a determination on any date of the equivalent in any currency (the “base currency”) of an amount expressed in any other currency (the “other currency”), the equivalent amount in such base currency of such amount expressed in the other currency as determined by Administrative Agent on such date on the basis of the Spot Rate for the purchase of the base currency with such other currency on the relevant Computation Date provided for hereunder.  For the avoidance of doubt, the Equivalent Amount in Euros of any amount denominated in Euros shall be such amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Obligor within the meaning of Section 4001(a)(14) of ERISA or is a member of a group which includes any Obligor, and which is treated as a single employer under subsection (b) or (c) of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) a withdrawal by WestRock or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, by WestRock or any ERISA Affiliate from a Multiemployer Plan or the receipt by any Obligor or any ERISA Affiliate of notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice with the PBGC of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA or the commencement of proceedings by the PBGC to terminate or to appoint a trustee to administer a Pension Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan upon WestRock or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.10(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Insolvency Regulation” has the meaning assigned to such term in the definition of “Solvent.”

“EU Regulation” has the meaning assigned to such term in Section 3.15(e).

“Euro” and “€” mean the single currency of the Participating Member States.

“EURIBOR” means, with respect to Borrowing denominated in Euros for any Interest Period, a rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the Reuters screen page that displays such rate (currently page EURIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that in no event shall EURIBOR be less than the Floor.  Subject to Section 2.22, in the event that such rate is not available at such time for any reason, then EURIBOR with respect to such Borrowing for such Interest Period shall be the rate at which Euro deposits in the amount of the requested Borrowing and for a maturity comparable to such Interest Period are offered by Rabobank in immediately available funds in the Euro interbank market at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to any Loan or Borrowing denominated in Euros, EURIBOR.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated, but for the purposes of the U.K. not including deemed net income), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and Section 2.16(j), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 7, 2022 by and among WestRock, the Parent, WRK Luxembourg, WestRock Company of Canada Corp./Compagnie WestRock du Canada Corp., a Nova Scotia unlimited company (together with the Parent and WRK Luxembourg, as borrowers), any other Subsidiary of the Parent that becomes an additional borrower pursuant thereto, WestRock RKT and WestRock MWV, as initial guarantors, any other Subsidiary of the Parent that becomes an additional guarantor pursuant thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and multicurrency agent, and as the same may be further amended, modified, waived, supplemented, restated, refinanced or otherwise replaced from time to time in each case pursuant to an Approved Amendment.

“Existing Senior Notes” has the meaning ascribed to such term in the Existing Credit Agreement.

“Farm Credit Term Loan Facility” has the meaning ascribed to such term in the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code (and any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.  Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain fee letter, dated as of the Effective Date, executed by Administrative Borrower on behalf of Borrowers setting forth the applicable fees relating to this Agreement to be paid to Administrative Agent, on its behalf and on behalf of the Lenders.

“Fiscal Quarter” means any fiscal quarter of the SEC Filer.

“Fiscal Year” means any fiscal year of the SEC Filer.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Lender” means any Lender or Participant that is not a U.S. Person.

“Foreign Obligor” means each Borrower and any Guarantor that is a Foreign Subsidiary.

“Foreign Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed to by any Obligor or any of its Subsidiaries or in respect of which any Obligor or any of its Subsidiaries is obligated to make contributions, in each case, for the benefit of employees of any Obligor or any of its Subsidiaries other than those employed within the United States, other than a plan maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with applicable accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory or tax authorities of any such Foreign Plan required to be registered or registered to maintain advantageous tax status; or (c) the failure of any Foreign Plan to comply with any provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date with respect to the Loan Documents:  (a) the principal of and interest accrued to such date on the Loans shall have been paid in full in cash, (b) all fees, expenses, and other amounts then due and payable (other than contingent amounts for which a claim has not been made) under any Loan Document shall have been paid in full in cash, and (c) the Commitments shall have expired or irrevocably been terminated.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, without duplication, all “Funded Debt” (as such term is defined in and as calculated pursuant to the terms of the Existing Credit Agreement) of such Person.

“Funding Borrower” has the meaning assigned to such term in Section 9.15(f).

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government, including any supra-national bodies (such as the European Union or the European Central Bank).

“Guarantor” means Parent, WestRock, WestRock RKT, WestRock MWV and any other Person executing a Guaranty Agreement or joinder thereto; provided that in no event shall a Captive Insurance Subsidiary be required to become a Guarantor.

“Guaranty Agreement” means, collectively, (a) that certain Guaranty Agreement dated as of the Effective Date executed and delivered by the Parent and WestRock in favor of Administrative Agent, (b) that certain Subsidiary Guaranty Agreement dated as of the Effective Date executed and delivered by WestRock RKT and WestRock MWV and those additional entities that hereafter become parties thereto in favor of Administrative Agent, and (c) any other guaranty agreement delivered to Administrative Agent from time to time by any Person providing a guarantee of any of the Obligations, in form and substance reasonably acceptable to Administrative Agent.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Substances” means any substance, waste, chemical, pollutant or contaminant, material or compound in any form, including petroleum, crude oil or any fraction thereof, asbestos or asbestos containing materials, or polychlorinated biphenyls, that is regulated pursuant to any Environmental Law.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, but excluding (a) any purchase, sale or option agreement relating to commodities used in the ordinary course of such Person’s business and (b) any agreement existing as of the Effective Date or entered into after the Effective Date in accordance with the historical practices of the Consolidated Companies related to the fiber trading and fiber brokerage business of such Persons.

“Illegality Notice” has the meaning assigned to such term in Section 2.18(a).

 “Immaterial Subsidiary” means any Subsidiary of WestRock which is deemed to be an “Immaterial Subsidiary” under and pursuant to the terms of the Existing Credit Agreement.

“Incremental Commitment” has the meaning assigned to such term in Section 2.19.

“Indebtedness” means, with respect to any Person, without duplication, all “Indebtedness” of such Person as such term is defined in and as calculated pursuant to the terms of the Existing Credit Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.3(b).

“Information” has the meaning assigned to such term in Section 9.11(b).

“Information Materials” has the meaning assigned to such term in Section 5.7.

“Intellectual Property” means all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Election Request” means a request by Borrowers to convert or continue a Borrowing in accordance with Section 2.7.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the second Business Day following each Quarterly Date; (b) with respect to any Eurocurrency Loan or any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; and (c) with respect to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is one month or three months, as applicable, after the Borrowing of such Loan; provided that, as to any such SONIA Loan, if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day.  For the avoidance of doubt, Interest Payment Dates shall also occur: (i) in the event of any repayment or prepayment of a Eurocurrency Loan or SOFR Loan, with respect to the principal amount repaid or prepaid, the date of such repayment or prepayment, (ii) in the event of any conversion of such Eurocurrency Loan or SONIA Loan or SOFR Loan to Dollars and Base Rate Loans in accordance with the terms hereof, the effective date of such conversion and (iii) on the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing or SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three, or six months thereafter (or such longer or shorter period as may be agreed by the applicable Lenders; provided that the initial Interest Period commencing on the Effective Date shall end on July 29, 2022), as Borrowers may elect in accordance with Section 2.7; provided that, unless otherwise agreed by the applicable Lenders, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond any maturity date applicable to such Loans and provided further, that no tenor that has been removed from this definition of “Interest Period” pursuant to Section 2.22 shall be available for specification in the applicable Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person or (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Joint Venture” means, with respect to any Person, any corporation or other entity (including limited liability companies, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, of which some but less than 100% of the total combined voting power of all classes of voting Equity Interests or other ownership interests, at the time as of which any determination is being made, is owned by such Person, either directly or indirectly through one or more Subsidiaries of such Person.

“Judgment Currency” has the meaning assigned to such term in Section 9.23.

“Lead Arranger” means Rabobank, in its capacity as joint lead arranger and sole bookrunner for the credit facility under this Agreement.

“Lender” means a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Lenders” means the Persons party hereto as a “Lender” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption and any Additional Lender in connection with an Incremental Commitment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“License” has the meaning assigned to such term in Section 5.6(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind in the nature of a security interest (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Loan” means a loan or advance made pursuant to Section 2.1.

“Loan Documents” means, collectively, this Agreement, all Guaranty Agreements, the Fee Letter, all Borrowing Requests, all Interest Election Requests, all Notices of Incremental Commitments and all other documents, instruments, certificates, and agreements executed, delivered, or acknowledged by an Obligor (other than Organizational Documents) that are issued under or delivered pursuant to this Agreement.

“Loans” mean the loans made by the Lenders to any Borrower pursuant to this Agreement in the form of a Loan.

“Lux Borrower” means, individually and collectively, (a) WRK Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office at 51, Boulevard Grande Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B159099, and (b) any additional Borrower designated pursuant to Section 2.4 organized under the laws of Luxembourg.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Insolvency Rules” has the meaning assigned to such term in the definition of “Solvent.”

“Luxembourg Loan” means any Loan made to any Lux Borrower by a Lender.

“Luxembourg Tax Deduction” has the meaning assigned to such term in Section 2.16(k).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of WestRock and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Obligors, taken as a whole, to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Obligors, taken as a whole, of the Loan Documents.

“Material Contract” means any contract or other arrangement to which WestRock or any of its Subsidiaries is a party that is required to be filed with the SEC.

“Material Subsidiary” means each Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means July 7, 2025.

“Maximum Borrower Liability” has the meaning assigned to such term in Section 9.15(c).

“Maximum Rate” has the meaning assigned to such term in Section 9.12.

“Moody’s” means Moody’s Investors Service, Inc.

“Most Favored Lender Provisions” has the meaning assigned to such term in Section 9.2.

“Multi Packaging Solutions” has the meaning assigned to such term in the preamble hereto.

“Multiemployer Plan” means any employee benefit plan of the type defined in Section 3(37) of ERISA or described in Section 4001(a)(3) of ERISA and that is subject to ERISA, to which WestRock or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.2 and (b) has been approved by Administrative Agent and the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Obligor” means a Restricted Subsidiary that is not an Obligor.

“Notice of Incremental Commitment” has the meaning assigned to such term in Section 2.19.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all of the obligations, indebtedness and liabilities of the Obligors to the Lenders and Administrative Agent under this Agreement or any of the other Loan Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and expenses that accrue after the commencement by or against any Obligor of any proceeding under any Debtor Relief Law, regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding.

“Obligor” means each Borrower and each Guarantor.

“Offshore Currency” means Sterling and Euros.

“Offshore Currency Loan” means any Loan denominated in an Offshore Currency.

“Organizational Documents” means, with respect to any Person (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation of such Person (or, in the case of (x) each U.K. Borrower, its memorandum and articles of association, and (y) each Lux Borrower, its articles of association), (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust, or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debtor Relief Law” has the meaning assigned to such term in Section 9.15(c).

“Other Taxes” means all present or future stamp, registration, court or documentary, intangible, recording, filing or similar Taxes or notarial fees that, in each case, arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)) and any Luxembourg registration duties (droit d’enregistrement) payable due to registration of any Loan Document by the Lenders when such registration is or was not required to maintain, preserve or enhance the rights of Administrative Agent or any Lender under any Loan Document.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in any other Agreed Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning ascribed to such term in the preamble to this Agreement.

“Participant” has the meaning assigned to such term in Section 9.4(e).

“Participant Register” has the meaning assigned to such term in Section 9.4(e).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to an Obligor of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.

“Payment Recipient” has the meaning assigned to it in Section 8.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by WestRock or any ERISA Affiliate or to which WestRock or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Securitization Entity” means a Person (other than a Permitted Securitization Subsidiary, individual or Governmental Authority) that was established by a financial institution or Affiliate thereof to purchase or otherwise acquire assets for the principal purpose of securitization, and which purchase or acquisition of such assets is funded through the issuance of securities by such Person or by such Person incurring indebtedness; provided that a financial institution or Affiliate of a financial institution that purchases or acquires assets for the principal purpose of securitization shall also be considered a Permitted Securitization Entity.

“Permitted Securitization Subsidiary” means any Subsidiary of WestRock (other than Parent) that (a) is directly or indirectly wholly-owned by WestRock, (b) is formed and operated solely for purposes of a Permitted Securitization Transaction, (c) is formed to qualify as a “bankruptcy remote” entity, (d) has organizational documents which limit the permitted activities of such Permitted Securitization Subsidiary to the acquisition of Securitization Assets from WestRock or one or more of its Subsidiaries, the securitization of such Securitization Assets and activities necessary or incidental to the foregoing, (e) if organized within the United States, is organized so as to meet S&P’s requirements for special purpose entities engaged in the securitization of assets, (f) if organized within Canada or any province or territory thereof, is organized so as to meet the requirements for special purpose entities engaged in the securitization of assets by any recognized rating agency operating in such jurisdiction and (g) if organized outside the United States and Canada (and any province or territory thereof), is organized so as to meet the requirements for special purpose entities engaged in the securitization of assets by any recognized rating agency operating in such jurisdiction; provided that if no requirements for special purpose entities exist in such jurisdiction, WestRock shall certify to Administrative Agent that no recognized rating agency is operating in such jurisdiction that customarily rates securitization transactions.

“Permitted Securitization Transaction” means (a) the transfer by WestRock or one or more of its Restricted Subsidiaries of Securitization Assets to one or more (x) Permitted Securitization Subsidiaries or (y) Permitted Securitization Entities and, in each case, the related financing of such Securitization Assets; provided that, in each case, (i) such transaction is the subject of a favorable legal opinion as to the “true sale” of the applicable Securitization Assets under the laws of the applicable jurisdiction and (ii) such transaction is non-recourse to WestRock and its Restricted Subsidiaries under the laws of the applicable jurisdiction, except for Standard Securitization Undertakings, (b) any credit facility backed or secured by Receivables or any other Securitization Assets of the Consolidated Companies among one or more Consolidated Companies and a financial institution, which credit facility is non-recourse to WestRock and its Restricted Subsidiaries under the laws of the applicable jurisdiction, except for Standard Securitization Undertakings or (c) any other arrangement or agreement in respect of a “true sale” (or any similar concept in the applicable jurisdiction) of Receivables or any other Securitization Assets in accordance with the laws of the United States or any State thereof, Canada, any province or territory of Canada or other applicable jurisdiction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Obligor or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.1(d).

“Prime Rate” means the rate of interest per annum published in the Wall Street Journal as the U.S. dollar “prime rate” for such day or, if the Wall Street Journal does not publish such rate on such day, then such rate as most recently published prior to such day; provided that in no event shall the Prime Rate be less than zero.

“Prior Credit Agreement” means that certain Credit Agreement, dated as of February 26, 2021, by and among the Parent, Borrowers, WRK International Holdings S.à r.l., and WestRock Packaging Systems Germany GmbH, the lenders party thereto, and Coöperatieve Rabobank U.A., New York Branch, in its capacity as administrative agent, as amended prior to and in effect on the Effective Date.

“Priority Debt Basket” means, at any time, the “Priority Debt Basket” as such term is defined in and as calculated pursuant to the terms of the Existing Credit Agreement.

“Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.6(c)) of the financial covenant set forth in Section 6.1 in respect of a proposed transaction or designation of a Restricted Subsidiary as an Unrestricted Subsidiary (a “Specified Transaction”), the making of such calculation after giving effect on a pro forma basis to:

(a) the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;

(b) the assumption, incurrence or issuance of any Indebtedness of a Consolidated Company (including any Person which became a Consolidated Company pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);

(c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Consolidated Company (including any Person which became a Consolidated Company pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

(d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by a Consolidated Company after the first day of the applicable Calculation Period, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness so incurred or issued bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date, and with any such Indebtedness so assumed bearing interest at a floating rate being calculated using the actual interest rate in effect during such period); and

(e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Consolidated Company after the first day of the applicable Calculation Period, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.

“Pro Rata Share” means with respect to any Lender in respect of any rights or obligations affecting or involving all Lenders (including any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of Administrative Agent under this Agreement), the percentage (carried out to the ninth decimal place) of the total Commitments hereunder represented by the aggregate amount of such Lender’s Commitments.  If the Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Revolving Credit Exposure of all such Lenders at such time.

“Process Agent” has the meaning assigned to such term in Section 9.9(d).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Acquisition” means the acquisition by WestRock, any Borrower or any other Restricted Subsidiary of any Person, property, business or assets which acquisition has been designated to the Lenders by a Responsible Officer as a “Qualified Acquisition” so long as, on a Pro Forma Basis after giving effect to such acquisition, the Debt to Capitalization Ratio as of the last day of the most recently ended Fiscal Quarter (for which financial statements have been delivered pursuant to Section 5.7) prior to such acquisition would be no greater than 0.70:1.00; provided that (a) no such designation may be made with respect to any acquisition prior to the end of the fourth full Fiscal Quarter following the completion of the most recently consummated Qualified Acquisition unless the Debt to Capitalization Ratio as of the last day of the most recently ended Fiscal Quarter (for which financial statements have been delivered pursuant to Section 5.7) prior to the consummation of such acquisition was no greater than 0.65:1.00, (b) the aggregate consideration for such acquisition (including the aggregate principal amount of any Indebtedness assumed thereby) is equal to or greater than $1,000,000,000 and (c) WestRock and the Parent may designate no more than three such acquisitions as a “Qualified Acquisition” during the term of this Agreement.

“Quarterly Dates” means the last day of March, June, September, and December of each year through the Maturity Date, commencing with the first such date after the Effective Date.

“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.

“Rating” means WestRock’s long-term senior unsecured non-credit-enhanced debt rating as was most recently announced by S&P or Moody’s, as applicable.

“Ratings Level” has the meaning assigned to such term in the definition of “Applicable Margin”.

“Recipient” means (a) Administrative Agent, and (b) any Lender, as applicable.

“Refinancing Indebtedness” means, with respect to any Indebtedness (the “Existing Indebtedness”), any other Indebtedness that renews, refinances, refunds, replaces or extends such Existing Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Existing Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Existing Indebtedness and any reasonable fees, premium and expenses relating to such renewal, refinancing, refunding, replacement or extension, unless at the time such Refinancing Indebtedness is incurred, such excess amount shall be permitted under Section 6.3 and, if applicable, utilize a basket thereunder.

“Register” has the meaning assigned to such term in Section 9.4(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact, and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migrating or leaching into the Environment, or into or from any building or facility.

“Relevant Governmental Body” means (a) with respect to a Benchmark applicable to Obligations, interest, fees, commissions or other amounts denominated in Dollars or a Benchmark Replacement in respect of any such Benchmark, the Board of Governors of the Federal Reserve System of the United States or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the NYFRB, or any successor thereto, and (b) with respect to a Benchmark applicable to Obligations, interest, fees, commissions or other amounts denominated in any other Agreed Currency or a Benchmark Replacement for any such Benchmark, (i) the central bank for the applicable currency or any central bank or other supervisor which is responsible for supervising (1) such Benchmark or Benchmark Replacement for such currency or (2) the administrator of such Benchmark or Benchmark Replacement for such currency or (ii) any working group or committee officially endorsed or convened by: (1) the central bank for such currency, (2) any central bank or other supervisor that is responsible for supervising either (x) such Benchmark or Benchmark Replacement for such currency or (y) the administrator of such Benchmark or Benchmark Replacement for such currency, or (3) the Financial Stability Board, or a committee officially endorsed or convened by the Financial Stability Board, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived by regulation.

“Required Financial Information” means, as to any Fiscal Quarter or Fiscal Year, the financial information required by subsections (a) through (c) of Section 5.7 for such Fiscal Quarter or Fiscal Year, as applicable.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, and unused Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and unused Commitments of all Lenders at such time; provided the Commitments of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, or controller of any Person, and in the case of (x) each Lux Borrower, the manager (gérant) designated for that purpose by a resolution of the board of managers, and (y) each U.K. Borrower, a director of such U.K. Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means any Subsidiary of WestRock (unless the context otherwise requires) other than any such Subsidiary that is or shall become an Unrestricted Subsidiary.

“Revolving Credit Availability Period” means the period from and including the Effective Date and ending on the earlier of the Business Day immediately preceding the Maturity Date and the date of termination of the Commitments pursuant to the terms hereof.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Equivalent Amount in Euros of the outstanding principal amount of such Lender’s Loans at such time.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc.

“Sanctions” means any sanctions administered by, maintained by, or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, the Netherlands, Luxembourg, Germany or other relevant sanctions authority in any jurisdiction in which an Obligor or any of its Subsidiaries is organized or located or conducts business.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“SEC Filer” means WestRock or such Restricted Subsidiary that files with the SEC the audited and unaudited financial statements of WestRock and its consolidated Subsidiaries.

“Securitization Assets” means any accounts receivable, notes receivable, rights to future lease payments or residuals (collectively, the “Receivables”) owed to or owned by WestRock or any Subsidiary (whether now existing or arising or acquired in the future), all collateral securing such Receivables, all contracts and contract rights, purchase orders, records, security interests, financing statements or other documentation in respect of such Receivables and all guarantees, letters of credit, insurance or other agreements or arrangements supporting or securing payment in respect of such Receivables, all lockboxes and collection accounts in respect of such Receivables (but only to the extent such lockboxes and collection accounts contain only amounts related to such Receivables subject to a Permitted Securitization Transaction), all collections and proceeds of such Receivables and other assets which are of the type customarily granted or transferred in connection with securitization transactions involving receivables similar to such Receivables.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” means, with respect to any Person (other than a Person organized under the laws of Luxembourg or the United Kingdom to the extent it or its assets are governed by such laws), that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of the foregoing definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), (ii) “debt” means liability on a “claim,” and (iii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.  “Solvent” shall mean with respect to any Person organized under the laws of (i) the United Kingdom to the extent that it or its assets are governed by such laws, (1) that such Person is able to pay its debts as they fall due, is not deemed unable to pay its debts as they fall due within the meaning of Section 123(1) of the Insolvency Act of 1986 or any other applicable law, or has not suspended making payment on any of its debts or has not by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness; (2) that the value of its assets is greater than the value of its liabilities, taking into account contingent and prospective liabilities; and (3) no moratorium is declared in respect of any indebtedness of any such Person, and (ii) Luxembourg to the extent that they or their assets are governed by such laws, that such Person (1) is not unable to meet its financial obligations (cessation de paiements) and has not lost its creditworthiness (ébranlement de credit) within the meaning of Article 437 of the Luxembourg Commercial Code; (2) is not subject to insolvency proceedings within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (“EU Insolvency Regulation”); (3) is not subject to controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management; (4) has not entered into voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended; (5) is not subject to suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code; and (6) is not subject to voluntary or compulsory winding up pursuant to the law of 10 August 1915 on commercial companies, as amended (“Luxembourg Insolvency Rules”).

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Loan” means a Loan that bears interest at a rate based on Daily Simple SONIA.

“Specified Transaction” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Spot Rate” for a currency means the rate determined by Administrative Agent to be the rate quoted by Administrative Agent as the spot rate for the purchase by Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent may obtain such spot rate from another nationally-recognized financial institution designated by Administrative Agent if Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” has the meaning ascribed to such term in the Existing Credit Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding.  Such reserve percentages shall include those imposed pursuant to such Regulation D or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through one or more intermediaries or subsidiaries.  Unless otherwise specified, “Subsidiary” means a Subsidiary of WestRock.

“Successor Borrower” has the meaning assigned to such term in Section 6.4(a)(i).

“Successor WestRock” has the meaning assigned to such term in Section 6.4(a)(vi).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term SOFR” means, (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and (b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Credit Exposure” means, as to any Lender at any time, the aggregate amount of the Revolving Credit Exposures and unused Commitments of such Lender at such time.

“Total Funded Debt” means, without duplication, the sum of:  (a) Consolidated Funded Debt, (b) with respect to a Permitted Securitization Transaction, (i) if a Permitted Securitization Subsidiary is a party to such Permitted Securitization Transaction, the aggregate principal, stated or invested amount of outstanding loans made to the relevant Permitted Securitization Subsidiary under such Permitted Securitization Transaction and (ii) if a Permitted Securitization Entity is a party to such Permitted Securitization Transaction, the aggregate amount of cash consideration received as of the date of such sale or transfer by WestRock and its Restricted Subsidiaries from the sale or transfer of Receivables or other Securitization Assets during the applicable calendar month in which such sale or transfer took place under such Permitted Securitization Transaction, and (c) to the extent not otherwise included, the outstanding principal balance of Indebtedness under any Permitted Securitization Transaction referenced in clause (b) of the definition thereof.

“Trademark License” means any agreement, written or oral, providing for the grant by or to an Obligor of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and (b) all renewals thereof.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the consummation of the transactions contemplated thereby, the borrowing of Loans, the repayment in full of all obligations under the Prior Credit Agreement, the use of the proceeds thereof, and the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) Adjusted Eurocurrency Rate, (b) Daily Simple SONIA, (c) Adjusted Term SOFR or (d) Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.K. Borrower” means, individually and collectively, (a) Multi Packaging Solutions Limited, a limited company incorporated under the laws of England and Wales with company number 08568993, having its registered office at Suite 5, 2nd Floor Aspect House, Bennerley Road, Nottingham, United Kingdom, NG6 8WR, and (b) any additional Borrower designated pursuant to Section 2.4 organized under the laws of England and Wales.

“U.K. Qualifying Lender” means a Lender which is beneficially entitled to interest payable in respect of an advance under a Loan Document and is (a) a Lender (i) that is a bank (as defined for the purpose of section 879 of the United Kingdom Income Tax Act 2007) making an advance under a Loan Document or (ii) in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the United Kingdom Income Tax Act 2007) at the time such advance was made, and in either case is subject to United Kingdom corporation tax on any payments of interest made with respect to such advance; (b) a Lender which is (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership, each member of which is (x) a company resident in the United Kingdom for United Kingdom tax purposes, or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009, or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company; or (c) a U.K. Treaty Lender.

“U.K. Tax Confirmation” means confirmation by a Lender that the Person beneficially entitled to interest payable to such Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership, each member of which is (i) a company resident in the United Kingdom for United Kingdom tax purposes, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009, or (c) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company.

“U.K. Taxes” means Taxes (including Other Taxes) imposed by the United Kingdom.

“U.K. Treaty” has the meaning assigned to such term in the definition of “U.K. Treaty State”.

“U.K. Treaty Lender” means a Lender that (a) is treated as a resident of a U.K. Treaty State for the purposes of a U.K. Treaty and (b) does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation is effectively connected.

“U.K. Treaty State” means a jurisdiction party to an income tax treaty with the United Kingdom (a “U.K. Treaty”) that makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary which is designated as being an “Unrestricted Subsidiary” under and pursuant to the terms of the Existing Credit Agreement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(g).

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“WestRock” has the meaning ascribed to such term in the preamble to this Agreement.

“WestRock MWV” means WestRock MWV, LLC, a Delaware limited liability company.

“WestRock Packaging Systems” has the meaning assigned to such term in the preamble hereto.

“WestRock RKT” means WestRock RKT, LLC, a Georgia limited liability company.

“Withholding Agent” means any Obligor and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WRK Luxembourg” has the meaning assigned to such term in the preamble hereto.

1.2        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a Eurocurrency Loan).  Borrowings also may be classified and referred to by Type (e.g., a Eurocurrency Borrowing).

1.3        Interpretation.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof”, and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to Sections, Exhibits, and Schedules shall be construed to refer to Sections of, and Exhibits, and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

1.4           Rounding.  Any financial ratios required to be maintained by WestRock and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5      Currency Equivalents.  Administrative Agent shall determine the Spot Rates as of each Computation Date to be used for calculating the Equivalent Amounts in Dollars or Offshore Currencies, as applicable.  Such Spot Rates shall become effective as of such Computation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Computation Date to occur.  Except for purposes of financial statements delivered by WestRock hereunder or calculating the financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be the Equivalent Amounts in Dollars thereof as determined in good faith by Administrative Agent.

1.6            Accounting Terms; GAAP.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of WestRock and its consolidated Subsidiaries delivered to the Lenders; provided that, if WestRock shall notify Administrative Agent that it wishes to amend any covenant in Section 6.1 (or any component thereof) to eliminate the effect of any change in GAAP on the operation of such covenant or such ratio (or if Administrative Agent notifies WestRock that the Required Lenders wish to amend Section 6.1 (or any component thereof) for such purpose), then WestRock’s compliance with such covenant shall be determined on the basis of GAAP in effect and as adopted by WestRock on the Effective Date, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to WestRock and the Required Lenders.

(b) WestRock shall deliver to Administrative Agent and each Lender at the same time as the delivery of any Required Financial Information, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application (it being understood that the requirement in this paragraph (b) shall be satisfied if the information required by clauses (i) and (ii) above are included the applicable Required Financial Information).

(c) Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenant set forth in Section 6.1 for any applicable period (including for purposes of the definitions of “EBITDA,” “Pro Forma Basis” and “Total Funded Debt” set forth in Section 1.1), if any Acquisition or disposition of Property occurred during such period, such calculations with respect to such period shall be made on a Pro Forma Basis.

(d) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that after the Obligors’ obligations with respect to a series of debt securities are deemed to be no longer outstanding under an indenture or other operative document governing such debt securities (including due to having paid or irrevocably deposited funds sufficient to pay the entire Indebtedness represented by such debt securities at a given date), such debt securities will thereafter be deemed to be no longer “outstanding” for purposes of all calculations made under this Agreement.

(e) Notwithstanding anything to the contrary contained herein, only those leases (assuming for purposes hereof that they were in existence on December 31, 2017) that would have constituted Capital Leases (as defined in the Existing Credit Agreement) as of December 31, 2017, shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.7            Luxembourg Terms.  Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to the Luxembourg Borrower, a reference to: (a) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a Person includes, without limitation, any (i) juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code; (ii) liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Law”); (iii) juge-commissaire and/or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Law; (iv) commissaire appointed under the Grand-Ducal Decree dated 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and juge délégué appointed under the Luxembourg Act of 14 April 1886 on the composition to avoid bankruptcy, as amended; (b) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation des paiements); (e) a Person being insolvent includes that Person being in a state of cessation of payments (cessation de paiements) and having lost its creditworthiness (ébranlement de crédit); (f) gross negligence is a reference to faute lourde and wilful misconduct is a reference to faute dolosive/dol; (g) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (h) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (i) a set-off includes, for the purposes of Luxembourg law, legal set-off; (j) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and (k) a director/manager includes a gérant.

1.8          Divisions.  For all purposes under this Agreement and the other Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.9         Disclaimer.  Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of, or any other matter related to the “Base Rate”, “Eurocurrency Rate”, “Adjusted Eurocurrency Rate”, “SOFR”, “SONIA”, “Term SOFR”, “Term SOFR Reference Rate”, “Adjusted Term SOFR”, or any other Benchmark, or any component definition thereof or rates referenced in the definition thereof or any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any then-current Benchmark or any Benchmark Replacement, (b) any alternative, successor or replacement rate implemented pursuant to Section 2.22, whether upon the occurrence of a Benchmark Transition Event, and (c) the effect, implementation or composition of any Conforming Changes, including without limitation, (i) whether the composition or characteristics of any such alternative, successor or replacement reference rate for any currency will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Base Rate, the existing Benchmark or any subsequent Replacement Benchmark prior to its discontinuance or unavailability, and (ii) the impact or effect of any alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered by or to any Obligor or Lender or any of their respective Affiliates, including, without limitation, any Hedging Agreement).  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate or any Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.

2.            THE CREDITS

2.1           The Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly with any other Lender, to make Loans to Borrowers from time to time during the Revolving Credit Availability Period, in any Offshore Currency or Dollars, in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure (determined in the Equivalent Amount in Euros as of the most recent Computation Date) exceeding such Lender’s Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders (determined in the Equivalent Amount in Euros as of the most recent Computation Date) exceeding the aggregate Commitments of all Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay, and reborrow Loans.

2.2            Loans and Borrowings.

(a) Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Type of Loans.  Subject to Sections 2.7 and 2.13, each Borrowing shall be comprised (i) in the case of Borrowings in Dollars, entirely of Base Rate Loans or SOFR Loans, (ii) in the case of Borrowings in Sterling, entirely of SONIA Loans, and (iii) in the case of Borrowings in Euros, entirely of Eurocurrency Loans, in each case of the same currency as Borrowers may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) the nonperformance of a Lender’s obligations by any domestic or foreign branch or Affiliate of such Lender so nominated by it shall not relieve the Lender from its obligations under this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowing.  At the commencement of each Interest Period for any SOFR Borrowing or Eurocurrency Borrowing, such Borrowing shall be in a minimum aggregate principal amount equal to the applicable Borrowing Minimum or an integral multiple of the applicable Borrowing Multiple in excess thereof; provided that a SOFR Borrowing or a Eurocurrency Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the aggregate Commitments of all Lenders.  At the time that each Base Rate Borrowing or SONIA Borrowing is made, such Borrowing shall be in a minimum aggregate principal amount equal to the applicable Borrowing Minimum or an integral multiple of the applicable Borrowing Multiple in excess thereof; provided that a Base Rate Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the aggregate Commitments of all Lenders.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 SOFR Borrowings, Eurocurrency Borrowings and SONIA Borrowings in the aggregate outstanding.

(d) Limitations on Lengths of Interest Periods.  Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert to or continue as, a SOFR Borrowing or a Eurocurrency Borrowing, if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Currency for each Borrowing.  All Eurocurrency Loans shall be made in Euros.  All Base Rate Loans and SOFR Loans shall be made in Dollars.  All SONIA Loans shall be made in Sterling.

2.3            Requests for Borrowings.  To request a Borrowing, Borrowers shall notify Administrative Agent of such request in writing, which request must be received by Administrative Agent (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Base Rate Borrowing in Dollars, not later than 3:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing, (iii) in the case of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3)  U.S. Government Securities Business Days before the date of the proposed Borrowing, or (iv) in the case of a SONIA Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be in the form of Exhibit 2.3 and signed by Borrowers.  Each Borrowing Request shall specify the following information:

(a)            whether such Borrowing is to be a Base Rate Borrowing, a SOFR Borrowing, a SONIA Borrowing or a Eurocurrency Borrowing;

(b)            the aggregate principal amount of the requested Borrowing;

(c)            the date of such Borrowing, which shall be a Business Day (or U.S. Government Securities Business Day for SOFR Borrowings);

(d)            the currency in which the requested Borrowing is to be denominated;

(e)             in the case of a SOFR Borrowing or a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto (including specifying the duration of such Interest Period and the last day of such Interest Period), which shall be a period contemplated by the definition of “Interest Period”;

(f)            in the case of a SONIA Borrowing, whether the Interest Payment Date will be one month or three months after the date of Borrowing of such Loan; and

(g)            the location and number of a Borrower’s accounts or, in connection with the initial Borrowings on the Effective Date, Person to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the currency of Borrowing is specified, then the requested Borrowing shall be denominated in Euros.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing, if denominated in Dollars, a Eurocurrency Borrowing, if denominated in Euros or a SONIA Borrowing, if denominated in Sterling.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or SOFR Borrowing, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  If no Interest Payment Date is specified with respect to any requested SONIA Borrowing, then Borrowers shall be deemed to have selected an Interest Payment Date one month after the date of such Borrowing.  Promptly following receipt of a Borrowing Request in accordance with this Section, Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4            Designation of Additional Borrowers.  From time to time, Borrowers may designate Restricted Subsidiaries incorporated, formed or otherwise organized in the United Kingdom or Luxembourg and reasonably satisfactory to Administrative Agent as joint and several additional Borrowers under the Loans and such parties (subject to obtaining the requisite approval of the board of directors or similar governing body of such parties) shall become a party to this Agreement pursuant to a joinder agreement reasonably satisfactory to Administrative Agent; provided that Borrowers shall have delivered (a) a written opinion (addressed to Administrative Agent and the Lenders) of counsel to such new Borrowers regarding the Loan Documents and such other matters as Administrative Agent shall reasonably request, (b) such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of such new Borrowers consistent with those delivered by Borrowers on the Effective Date and (c) to each of the Lenders, all documentation and other information reasonably requested by the Lenders relating to the additional Borrowers required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act or applicable anti-corruption statutes, including the U.S. Foreign Corrupt Practices Act of 1977, as amended; provided further that the designation of an additional Borrower shall not occur with respect to any Lender if it would violate applicable law or that Lender’s internal policies and procedures.  Each Borrower shall be jointly and severally liable with respect to all Obligations.

2.5            [Reserved].

2.6            Funding of Borrowings.

(a)            Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) in the case of SONIA Loans or Eurocurrency Loans, 9:00 a.m., New York City time, and (ii) in the case of Base Rate Loans or SOFR Loans, 9:30 a.m., New York City time, in each case, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Administrative Agent will make such Loans available to Borrowers by (i) in the case of SONIA Loans or Eurocurrency Loans, 9:00 a.m., New York City time, and (ii) in the case of Base Rate Loans or SOFR Loans by 9:30 a.m., New York City time, in each case, to the account or accounts designated by Borrowers in the applicable Borrowing Request.

(b)            Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption but without any obligation to do so, make available to Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender on the one hand and Borrowers on the other severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to any Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, for the first 3 Business Days, the applicable Overnight Rate and thereafter at the Base Rate and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans or if such payment is denominated in any Offshore Currency, in accordance with such market practice, in each case, as applicable.  If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.  A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this Section 2.6(b) shall be conclusive, absent manifest error.

(c)            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.3(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.3(c).

2.7            Interest Elections.

(a)            Elections by Borrowers for Borrowings.  Each Borrowing initially shall be of the Type and currency specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or a SOFR Borrowing, shall have an initial Interest Period specified in such Borrowing Request or as otherwise set forth in Section 2.3.  Thereafter, subject to the requirements of Sections 2.13 and 2.15, Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrowers may elect different options with respect to different portions of the affected Eurocurrency Borrowing or the affected SOFR Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            Notice of Elections.  To make an election pursuant to this Section, Borrowers shall notify Administrative Agent of such election by telephone or by emailing an Interest Election Request to Administrative Agent, in either case by the time that a Borrowing Request would be required under Section 2.3 if Borrowers were requesting a Borrowing of the Type and currency resulting from such election to be made on the effective date of such election.  Each Interest Election Request (whether by telephone or email) shall be irrevocable and any telephonic request shall be confirmed promptly by hand delivery, email or telecopy to Administrative Agent of a written Interest Election Request in the form of Exhibit 2.7 and signed by Borrowers.

(c)            Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this Section 2.7(c) shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be, for Loans denominated in Dollars, a Base Rate Borrowing or a SOFR Borrowing, or, for any other Agreed Currency, a SONIA Borrowing or a Eurocurrency Borrowing, as applicable; and

(iv)            if the resulting Borrowing is a Eurocurrency Borrowing or a SOFR Borrowing, the Interest Period to be applicable thereto (by specifying the duration of such Interest Period and the last day of such Interest Period) after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a SOFR Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Notice by Administrative Agent to Lenders.  Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            Failure to Elect; Default.  If (i) a Borrower fails to deliver a timely and properly completed Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing; and (ii) a Borrower fails to deliver a timely and properly completed Interest Election Request with respect to a Borrowing denominated in Euros prior to the end of the Interest Period therefor, then at the end of such Interest Period, Borrowers shall be deemed to have selected that such Borrowing shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.  If Borrowers fail to deliver a timely and properly completed Interest Election Request with respect to a SONIA Borrowing prior to the Interest Payment Date therefor, then, unless such SONIA Borrowing is repaid as provided herein, such SONIA Borrowing shall continue as a SONIA Borrowing with an Interest Payment Date of one month after the date of such continuation.  Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders, so notifies WestRock, then, so long as such Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing or a Eurocurrency Borrowing and (ii) unless repaid, (x) each SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto, and (y) each Eurocurrency Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month.

(f)            Initial Interest Elections.  Anything in Section 2.2 or this Section 2.7 to the contrary notwithstanding, Borrowers may not select a Eurocurrency Borrowing, SOFR Borrowing or a SONIA Borrowing, as a Borrowing on the Effective Date unless Administrative Agent receives the applicable Borrowing Request not later than 11:00 a.m., New York City time, in the case of a Eurocurrency Borrowing, SONIA Borrowing and a SOFR Borrowing, three (3) Business Days prior to the Effective Date, in each case together with an indemnity agreement from Administrative Borrower on behalf of Borrowers agreeing to pay losses to the extent required by Section 2.15, in form and substance reasonably acceptable to Administrative Agent.

2.8            Termination and Reduction of the Commitments

(a)            Scheduled Termination.  Unless previously terminated in accordance with the terms hereof, the Commitments shall terminate on the Maturity Date.

(b)            Voluntary Termination or Reduction.  Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments pursuant to this Section shall be in an amount that is €2,000,000 or a larger multiple of €1,000,000 in excess thereof and (ii) Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Revolving Credit Exposures of all Lenders would exceed the aggregate Commitments of all Lenders.

(c)            Notice of Voluntary Termination or Reduction.  Borrowers shall notify Administrative Agent of any election to terminate or reduce the Commitments under Section 2.8(b) by no later than 11:00 a.m., New York City time, at least 3 Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrowers may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)            Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.  All commitment fees accrued on the portion of the Commitments terminated until the effective date of such termination of the Commitments shall be paid on the effective date of such termination.

2.9            Repayment of Loans; Evidence of Debt.

(a)            Repayment.  Each Borrower, jointly and severally, hereby unconditionally promises to pay to Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Loans on the Maturity Date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof.

(b)            Manner of Payment.  Each repayment or prepayment of Borrowings shall be applied to repay the Loans comprising such Borrowing and, in the case of a Borrowing in Dollars, to any outstanding Base Rate Loan Borrowings before any SOFR Borrowings.

(c)            Maintenance of Loan Accounts by Lenders and Administrative Agent.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type and currency thereof and the Interest Period and/or Interest Payment Date, as may be applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries.  The entries made in the accounts maintained pursuant to Section 2.9(c) shall be conclusive evidence of the existence and amounts of the obligations recorded therein, absent manifest error; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement.  In the event of any conflict between the accounts maintained by any Lender and the accounts of Administrative Agent in respect of such matters, the accounts of Administrative Agent shall control in the absence of manifest error.

2.10         Prepayment of Loans.

(a)            Optional Prepayments.  Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and Section 2.15.

(b)            Mandatory Prepayments.  If on any relevant Computation Date, the aggregate outstanding Revolving Credit Exposures of all Lenders shall exceed the aggregate Commitments of all Lenders (unless such excess is solely as a result of currency fluctuations), then Borrowers shall immediately prepay the applicable Borrowings in an amount sufficient to eliminate such excess.

(c)            Order of Application to Loans.  Each such prepayment of a Borrowing made under Section 2.10(a) or (b) shall be applied to the Loans comprising such Borrowing on a pro rata basis and, in the case of prepayments of Borrowings denominated in Dollars, shall be applied first ratably to Base Rate Borrowings (if such prepayment is in Dollars) and then to SOFR Borrowings in direct order of Interest Period maturities.  If an Event of Default has occurred and is continuing at the time of any such mandatory repayment, the proceeds thereof shall be applied in the manner specified in Section 7.2.

(d)            Notices, Etc.

(i)            Borrowers shall notify Administrative Agent in writing of any optional prepayment under Section 2.10(a), (A) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m., New York City time, 3 U.S. Government Securities Business Days before the date of prepayment, (B) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, 3 Business Days before the date of prepayment, (C) in the case of prepayment of a SONIA Borrowing, not later than 11:00 a.m., New York City time, 3 Business Days before the date of prepayment, and (D) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, Administrative Agent shall advise the relevant Lenders of the contents thereof.

(ii)            Promptly following receipt of any prepayment notice relating to a Borrowing or such certificate relating to a prepayment, Administrative Agent shall advise the Lenders of the contents thereof and of the amount of such Lender’s ratable portion of such prepayment.

(iii)            Each partial prepayment of any Borrowing shall be in an amount such that the remaining amount outstanding of each Borrowing would be permitted in the case of a Borrowing of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment under Section 2.10(b).

(iv)            Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any amounts required by Section 2.15 and shall be made in the manner specified in Section 2.9(b) and this Section 2.10.

2.11          Fees.

(a)            Commitment Fee.  Borrowers agree, jointly and severally, to pay to Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a per annum rate equal to the Applicable Margin set forth under “Commitment Fee Rate” in effect at such time on the daily amount equal to such Lender’s Commitment minus the aggregate principal amount of the outstanding Loans of such Lender for each date during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Maturity Date.  Accrued commitment fees through and including each Quarterly Date shall be payable on the second Business Day following such Quarterly Date and on the earlier of the date the Commitments terminate and the Maturity Date, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            Administrative Agent Fees.  Borrowers agree, jointly and severally, to pay to Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Borrowers and Administrative Agent and such other fees required by the Fee Letter.

(c)            Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds in Euros, to Administrative Agent for distribution, other than in the case of fees payable solely for the account of Administrative Agent, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.12          Interest.

(a)            Non-Default Interest.  The Loans comprising each (i) Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin, (ii) SONIA Borrowing shall bear interest at a rate per annum equal to Daily Simple SONIA plus the Applicable Margin, (iii) Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, and (iv) SOFR Borrowing shall bear interest at a rate per annum equal to Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b)            Reserved.

(c)            Default Interest.  If any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at the Default Rate.

(d)            Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments (or earlier date of termination of this Agreement or acceleration of the Loans due hereunder pursuant to the terms hereof); provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurocurrency Borrowing or SOFR Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.  Borrowers’ obligations under this Section 2.12(d) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(e)            Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided interest on Base Rate Loans accruing interest at the Prime Rate and SONIA Loans denominated in Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as the case may be) for the actual numbers of days elapsed.  The applicable Base Rate, Daily Simple SONIA, Adjusted Term SOFR and Adjusted Eurocurrency Rate shall each be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.13         Alternate Rate of Interest; Illegality.

(a)            Alternate Rate of Interest.  Subject to Section 2.22, if:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding on the Borrowers absent manifest error) that (x) adequate and reasonable means do not exist for ascertaining the applicable Benchmark for a Borrowing, and in the case of a Eurocurrency Borrowing or a SOFR Borrowing, prior to the first day of any Interest Period therefor or (y) the applicable “Term SOFR”, “Daily Simple SONIA” or “Eurocurrency Rate” cannot be determined pursuant to the definition thereof;

(ii)            the Required Lenders determine that for any reason in connection with any request for a SONIA Loan or a conversion thereto or a continuation thereof that Daily Simple SONIA does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to Administrative Agent; or

(iii)            the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or Eurocurrency Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR or the Adjusted Eurocurrency Rate for any requested Interest Period with respect to a proposed SOFR Loan or Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to Administrative Agent;

then, the Administrative Agent shall give notice thereof to the Parent and the Lenders as promptly as practicable thereafter and (i) any obligations of the Lenders to make or maintain Loans in each affected currency, any rights of the Borrowers to continue Loans in the affected currency, or, for Loans denominated in Dollars, to convert any Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected Loans or, in the case of SOFR Loans or Eurocurrency Loans, the affected Interest Periods) and (ii) if the circumstances giving rise to such notice affect the calculation of Base Rate, the Administrative Agent shall during the period of such suspension compute Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Loans in each such affected currency (to the extent of the affected Loans or, in the case of Eurocurrency Loans or SOFR Loans, the affected Interest Periods) or, failing that, (x) (A) in the case of any request for a Borrowing in Dollars, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (B) in the case of any request for a Eurocurrency Borrowing or a SONIA Borrowing, then such request shall be ineffective and (y) (A) any outstanding affected SOFR Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period therefor and (B) any outstanding affected Eurocurrency Loans and any SONIA Loans, at the Borrowers’ election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Equivalent Amount in Dollars of such other Agreed Currency) at the end of the applicable Interest Period therefor with respect to Eurocurrency Loans and immediately with respect to SONIA Loans or (2) be prepaid in full at the end of the applicable Interest Period therefor with respect to Eurocurrency Loans and immediately with respect to SONIA Loans; provided that if no election is made under this clause (B) by the Borrowers (i) in respect of SONIA Borrowings, by the date that is three Business Days after receipt by a Borrower of such notice and (ii) in respect of Eurocurrency Borrowings, by the earlier of (x) the date that is three Business Days after receipt by a Borrower of such notice or (y) the last day of the current Interest Period, the Borrowers shall be deemed to have elected clause (1) above.  Upon any such conversion, the Borrowers shall also pay any accrued interest on the amount so converted and any additional amounts required pursuant to Section 2.15.

(b)            Illegality.  If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Eurocurrency Loans, SOFR Loans or SONIA Loans, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, Eurocurrency Rate, Adjusted Term SOFR, SOFR or SONIA, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits in an applicable offshore interbank market for the applicable currency, then, on notice thereof by such Lender to the Parent through the Administrative Agent, (i) any obligation of such Lender to make or continue Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to convert Base Rate Loans to SOFR Loans shall be suspended, and (ii) the interest rate for Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, (x) convert all SOFR Loans denominated in Dollars of such Lender to Base Rate Loans on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Loans, or immediately, if such Lender may not lawfully continue to maintain such, or (y) convert all Eurocurrency Loans or all SONIA Loans, as applicable, to Base Rate Loans (in an amount equal to the Equivalent Amount in Dollars of such other Agreed Currency) (in each case, the interest rate for Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), (A) immediately for SONIA Loans and (B) on the last day of the Interest Period therefor with respect to Eurocurrency Loans if such Lender may lawfully continue to maintain such Eurocurrency Loans, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (ii) the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate or Eurocurrency Rate.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

2.14         Increased Costs.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify, or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans, SOFR Loans or SONIA Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurocurrency Loans, SOFR Loans or SONIA Loans (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) and delivered to Borrowers shall be conclusive absent manifest error.  Borrowers shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15       Compensation for Losses.  In the event of (a) the payment of any principal of any Eurocurrency Loan or SOFR Loan other than on the last day of an Interest Period applicable thereto or a SONIA Loan on any date other than the Interest Payment Date therefor (including as a result of an Event of Default or any mandatory prepayment), (b) the conversion of any Eurocurrency Loans, SOFR Loans or SONIA Loans other than on the last day of the Interest Period applicable thereto for Eurocurrency Loans and SOFR Loans and with respect to SONIA Loans on the Interest Payment Date therefor (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(d) and is revoked in accordance herewith), or (d) the assignment of any Eurocurrency Loans or SOFR Loans other than on the last day of the Interest Period applicable thereto or a SONIA Loan other than on the Interest Payment Date therefor, in either case as a result of a request by Borrowers pursuant to Section 2.18(b), then, in any such event, Borrowers shall compensate each Lender for the loss, cost or expense attributable to such event, but not for any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable currency in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to a Borrower and shall be conclusive absent manifest error.  Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.16         Taxes.

(a)            Defined Terms.  For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Obligors.  The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Obligors.  The Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.16, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)            Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.16(f).

(g)            Status of Lenders.

(i)            Except with respect to withholding Taxes imposed by the U.K. or Luxembourg, which are governed by paragraphs (i), (j) and (k) of this Section 2.16, any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 2.16(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, an executed original of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            an executed original of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit 2.16-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Obligors within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (II) an executed original of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed original of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-2 or Exhibit 2.16-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), an executed original of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.16(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.16(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.16(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            U.K. Taxes.  To the extent (if any) that U.K. Taxes apply to any payment made under any Loan Document, Borrowers shall not be required to make any increased payment to a Lender under this Section, or to indemnify any Lender under this Section, Section 2.14 or Section 9.3 with respect to U.K. Taxes on any payment made under a Loan Document if, on the date such payment is due:

(i)            such payment could have been made to such Lender without imposition of U.K. Taxes if such Lender had been a U.K. Qualifying Lender, but on the date of such payment, such Lender is not, or has ceased to be, a U.K. Qualifying Lender (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority);

(ii)            the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (b) of the definition of U.K. Qualifying Lender and (x) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the United Kingdom Income Tax Act of 2007 which relates to the payment and that Lender has received from Borrowers making the payment or from WestRock a certified copy of that Direction, and (y) the payment could have been made to the Lender without any tax deduction if that Direction had not been made;

(iii)            the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (b) of the definition of U.K. Qualifying Lender and (x) the relevant Lender has not given a U.K. Tax Confirmation to WestRock, and (y) the payment could have been made to the Lender without any U.K. tax deduction if the Lender had given a U.K. Tax Confirmation to WestRock, on the basis that the U.K. Tax Confirmation would have enabled WestRock to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the United Kingdom Income Tax Act of 2007; or

(iv)            such Lender is a U.K. Treaty Lender and Borrowers are able to demonstrate that such payment could have been made to such Lender without imposition of U.K. Taxes had such Lender complied with its obligations set forth in clause (j) below.

(j)            UK Treaty Lenders.  A U.K. Treaty Lender shall, upon the written request of Borrowers, cooperate in completing any procedural formalities reasonably necessary for and specifically requested by Borrowers to obtain authorization to make payments under a Loan Document to any U.K. Treaty Lender without imposition of U.K. Taxes.  Within thirty days of making either a deduction for U.K. Taxes or any payment required in connection therewith, Borrower making the deduction shall deliver to Administrative Agent for the Lender entitled to the payment a statement under section 975 of the United Kingdom Income Tax Act of 2007 or other evidence reasonably satisfactory to that Lender that the tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(k)            Luxembourg Taxes.  (i) Notwithstanding anything to the contrary in any other provision of this Section 2.16, in the case of any Luxembourg Loan, no payment by any Obligor under any Loan Document to that Lender in connection with that Luxembourg Loan (an “Applicable Luxembourg Payment”) shall be increased pursuant to Section 2.16(b) by reason of any deduction or withholding on account of Taxes imposed by Luxembourg (a “Luxembourg Tax Deduction”) and no Obligor shall be liable to make any payment under Section 2.16(d) to a Lender as a result of or in connection with any such Luxembourg Tax Deduction if, on the date on which the Applicable Luxembourg Payment falls due, such Luxembourg Tax Deduction is required by virtue of the so-called Luxembourg Relibi Law dated 23 December 2005, as amended.

(ii)            Without limiting the provisions of Section 2.16(k)(i), a Lender and each relevant Obligor which makes a payment to which that Lender is entitled shall, upon the written request of Borrowers, cooperate in completing any procedural formalities reasonably necessary for that Obligor to obtain authorization to make that payment without a Luxembourg Tax Deduction.

(l)            Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

2.17         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Payments by the Obligors.  Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or under Section 9.3 or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or set-off.  Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at such account as Administrative Agent may designate to Borrowers in writing from time to time, except (i) as otherwise expressly provided in the relevant Loan Document, and (ii) that payments pursuant to Sections 2.14, 2.15, 2.16, and 9.3 shall be made directly to the Persons entitled thereto.  Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof in like funds as received by wire transfer to such Lender’s lending office as specified in its Administrative Questionnaire or such other office as notified in writing by such Lender to Administrative Agent.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Except as set forth below in clause (h) of this Section, all payments hereunder or under any other Loan Document shall be made in Euros.

(b)            Application of Insufficient Payments.  If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest, and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) each Borrowing of, or conversions or continuation of, Loans shall be allocated pro rata among the Lenders according to the amounts of their Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (ii) each payment of commitment fees under Section 2.11 (a) shall be made for account of the Lenders; (iii) each termination or reduction of the amount of the Commitments under Section 2.8 shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (iv) each payment or prepayment of principal of Loans by Borrowers shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (v) each payment of interest on Loans under any Borrowing by Borrowers shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loans under such Borrowing then due and payable to the respective Lenders.

(d)            Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans in excess of its ratable share of the aggregate principal amount of outstanding Loans and accrued interest thereon, then such Lender shall notify Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(d) shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to WestRock or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.17(d) shall apply).  Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e)            Presumptions of Payment.  Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption but without any obligation to do so, distribute to the Lenders the amount due.  In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, for the first 5 Business Days, at the applicable Overnight Rate, and thereafter at the Base Rate.  A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this Section 2.17(e) shall be conclusive, absent manifest error.

(f)            Certain Deductions by Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement (including Sections 2.6(b) and 2.17(e)), then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(g)            Return of Proceeds.  If at any time payment, in whole or in part, of any amount distributed by Administrative Agent hereunder is rescinded or must otherwise be restored or returned by Administrative Agent as a preference, fraudulent conveyance, or otherwise under any Debtor Relief Law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to Administrative Agent together with a pro rata portion of any interest paid by or other charges imposed on Administrative Agent in connection with such rescinded or restored payment.

(h)            Currency of Payments.  All payments of principal of, and interest accrued on, any Loan hereunder shall be made in the currency in which such Loan is denominated.  All payments of fees due pursuant to Section 2.11(a) shall be payable in Euros.  All payments of fees to Administrative Agent for its own account as set forth in the Fee Letter shall be paid in Euros.  All payments made to reimburse Administrative Agent or any Lender for any costs, expenses, or other amounts pursuant to Section 9.3 or any other Loan Document shall be made in the currency in which such obligation to be reimbursed is invoiced or incurred.

2.18         Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.14, or if any Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.13(a) suspending its obligation to make or continue Eurocurrency Loans, SOFR Loans or SONIA Loans or to convert Base Rate Loans to SOFR Loans (an “Illegality Notice”), then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, or eliminate the need for the notice pursuant to Section 2.13(a), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders.  If any Lender requests compensation under Section 2.14, if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if a Lender provides an Illegality Notice and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at Borrowers’ sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (i) Borrowers shall have paid to Administrative Agent the assignment fee (if any) specified in Section 9.4, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter, (iv) in the case of any such assignment resulting from a Lender’s delivery of an Illegality Notice, such assignee will not be entitled to deliver an Illegality Notice under Section 2.13(a), (v) such assignment does not conflict with applicable law, and (vi) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  Each Lender agrees that if Borrowers exercise their option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.4.  If such Lender shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement as notified by Administrative Agent, such Lender shall be deemed to have executed and delivered such Assignment and Assumption, and shall no longer be a Lender hereunder upon the payment to such Lender of an amount equal to the aggregate amount of outstanding Obligations owed to such Lender in accordance with the wire transfer instructions for such Lender on file with Administrative Agent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

2.19         Increases of the Commitments; Adjustments to Commitments.

(a)            Following the Effective Date, Borrowers may from time to time through the Maturity Date, propose to increase the aggregate amount of the Commitments (each, an “Incremental Commitment”) in accordance with this Section by delivering a Notice of Incremental Commitment to Administrative Agent substantially in the form of Exhibit 2.19 (a “Notice of Incremental Commitment”).  Each Notice of Incremental Commitment delivered by Borrowers shall be binding upon all Obligors.  At the time of delivery of each Notice of Incremental Commitment, Borrowers shall also deliver to Administrative Agent a certificate of a Responsible Officer of WestRock certifying that no Default or Event of Default then exists or would be caused thereby.

(b)            The aggregate principal amount of all Incremental Commitments made pursuant to this Section shall not exceed €100,000,000; provided that each Incremental Commitment must be in a minimum aggregate principal amount equal to the applicable Borrowing Minimum or an integral multiple of the applicable Borrowing Multiple.  Borrowers shall provide at least 10 days’ prior notice (or such shorter period as Administrative Agent may reasonably agree) to Administrative Agent (which shall promptly provide a copy of such notice to the Lenders, as applicable) of any requested Incremental Commitment.

(c)            Administrative Agent shall deliver a copy of each Notice of Incremental Commitment to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by Administrative Agent in its reasonable discretion with the approval of Borrowers or as may be specified by Borrowers with the consent of Administrative Agent.  No Lender shall have any obligation to increase its Commitment and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender.

(d)            If Administrative Agent receives commitments from Lenders and/or from any other Person that (i) qualifies as an Eligible Assignee and is reasonably acceptable to Borrowers and Administrative Agent and (ii) has agreed to become a Lender in respect of all or a portion of the Incremental Commitment (an “Additional Lender”), in excess of the requested Incremental Commitment, Administrative Agent and Borrowers may agree to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Lender in its notice to Administrative Agent) the shares of the Incremental Commitment of the Lenders or Additional Lenders willing to fund (or commit to fund) such Incremental Commitment so that the total committed Incremental Commitment equals the requested Incremental Commitment.  If Administrative Agent does not receive commitments from Lenders (or Additional Lenders) in an amount sufficient to fund the requested Incremental Commitment, Administrative Agent shall so notify Borrowers and the request for Incremental Commitment shall be deemed automatically rescinded; provided that Borrowers may submit a replacement Notice of Incremental Commitment setting forth different terms for the requested Incremental Commitment.

(e)            An increase in the aggregate amount of the Lenders’ Commitments, pursuant to this Section shall become effective upon the receipt by Administrative Agent of an agreement in form and substance reasonably satisfactory to Administrative Agent and Borrowers signed by each Obligor, by each Additional Lender and by each existing Lender whose Commitment is to be increased, setting forth the new Pro Rata Share and Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by each Obligor and such evidence of appropriate corporate authorization on the part of each Obligor with respect to the requested Incremental Commitment and such opinions of counsel for the Obligors with respect to the requested Incremental Commitment and other assurances as Administrative Agent may reasonably request.  Notwithstanding any other provision of this Agreement or any other Loan Document, this Agreement and the other Loan Documents may be amended by Administrative Agent and Borrowers (which amendment shall not require the consent of any Lender, other than, solely in the case of this Agreement, the Additional Lenders and by any existing Lenders whose Commitments are to be increased) in order to make any modifications, if necessary, to provide for Incremental Commitments and Loans thereunder.  If, after giving effect to any Incremental Commitment, the outstanding Loans would not be held pro rata in accordance with the new Commitments, the Lenders (including, without limitation, any Additional Lenders) shall, on the effective date of the applicable Incremental Commitment, make advances among themselves so that after giving effect thereto the Loans will be held by the Lenders (including, without limitation, any Additional Lenders), on a pro rata basis in accordance with their respective Commitments hereunder (after giving effect to the applicable Incremental Commitment).  Each Lender agrees to wire immediately available funds to Administrative Agent in accordance with this Agreement as may be required by Administrative Agent in connection with the foregoing.

(f)            This Section shall supersede any provisions in Section 9.2 to the contrary.

2.20        [Reserved].

2.21         Defaulting Lenders.

(a)            Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees, or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.8 shall be applied at such time or times as may be determined by Administrative Agent as follows: FIRST, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; SECOND, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; THIRD, if so determined by Administrative Agent and Borrowers, to be held in a deposit account controlled by Administrative Agent and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; FOURTH, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; FIFTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and SIXTH, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) [Reserved].

(C) [Reserved].

(b)            Defaulting Lender Cure.  If Borrowers and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitments, and reimburse each such Lender for any costs of the type described in Section 2.15 incurred by any Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.22         Benchmark Replacement Setting.

(a)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to a Benchmark, the Administrative Agent and the Borrowers may amend this Agreement to replace such Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement”, without any further action or consent of any other party to this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement”, at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.22(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            The Administrative Agent will promptly notify Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(d)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement) (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate or the Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued in such Benchmark during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have (x) converted any such request for Borrowings denominated in Dollars into a request for a Borrowing of or conversion to Base Rate Loans and (y) converted any such request for a Borrowings denominated in any other Agreed Currency into a request for a Borrowing of or conversion to Base Rate Loans denominated in Dollars (in an amount equal to the Equivalent Amount in Dollars of such other Agreed Currency) and (ii) (A) any outstanding affected SOFR Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period therefor and (B) any outstanding affected Eurocurrency Loans and any SONIA Loans, at the Borrowers’ election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Equivalent Amount in Dollars of such other Agreed Currency) at the end of the applicable Interest Period therefor with respect to Eurocurrency Loans and immediately with respect to SONIA Loans or (2) be prepaid in full at the end of the applicable Interest Period therefor with respect to Eurocurrency Loans and immediately with respect to SONIA Loans; provided that if no election is made under this clause (B) by the Borrowers (i) in respect of SONIA Borrowings, by the date that is three Business Days after receipt by a Borrower of such notice and (ii) in respect of Eurocurrency Borrowings, by the earlier of (x) the date that is three Business Days after receipt by a Borrower of such notice or (y) the last day of the current Interest Period, the Borrowers shall be deemed to have elected clause (1) above.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the Term SOFR or such tenor of Term SOFR, as applicable, will not be used in any determination of Base Rate.

(f)            In connection with the use, administration of, or conventions associated with, Term SOFR or SONIA, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will reasonably promptly notify the Borrowers and the Lenders of the effectiveness of any such Conforming Changes.

3.            REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loans herein provided for, the Obligors hereby represent and warrant to Administrative Agent and to each Lender that:

3.1          Corporate Existence; Compliance with Law.  WestRock and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing would not reasonably be likely to have a Material Adverse Effect.  WestRock and each of its Subsidiaries (i) has the power (corporate or otherwise) and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation or other legal entity and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, except where (a) the failure to have such power, authority and legal right as set forth in clause (i) hereof, (b) the failure to be so qualified or in good standing as set forth in clause (ii) hereof, or (c) the failure to comply with Requirements of Law as set forth in clause (iii) hereof, is not reasonably likely, in the aggregate, to have a Material Adverse Effect.  No Obligor is an EEA Financial Institution.

3.2            Corporate Power; Authorization.  Each of the Obligors has the power (corporate or otherwise) and authority to make, deliver and perform the Loan Documents to which it is a party and has taken all necessary action (corporate or otherwise) to authorize the execution, delivery and performance of such Loan Documents.  No consent or authorization of, or filing with, any Person (including any Governmental Authority), is required in connection with the execution, delivery or performance by an Obligor, or the validity or enforceability against an Obligor, of the Loan Documents, other than such consents, authorizations or filings which have been made or obtained and those consents, authorizations and filings as to which the failure to have been made or obtained or to be in full force and effect would not be material to the legality, validity, binding effect or enforceability of the Loan Documents.

3.3            Enforceable Obligations.  This Agreement and each other Loan Document has been duly executed and delivered by WestRock, the Parent, each Borrower, and each other Obligor party thereto, as applicable, and this Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Obligor executing the same, enforceable against such Obligor in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.4            No Legal Bar.  The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party will not (a) violate (i) such Person’s Organizational Documents or (ii) any Requirements of Law or (b) cause a breach or default under any of their respective Material Contracts, except, with respect to any violation, breach or default referred to in clause (a)(ii) or (b), to the extent that such violation, breach or default would not reasonably be likely to have a Material Adverse Effect.

3.5          No Material Litigation.  No litigation, investigation or proceeding of or before any court, tribunal, arbitrator or governmental authority is pending or, to the knowledge of any Responsible Officer of WestRock, threatened in writing by or against WestRock, any Borrower or any of the Restricted Subsidiaries, or against any of their respective properties or revenues, existing or future (a) that is adverse in any material respect to the interests of the Lenders with respect to any Loan Document or any of the transactions contemplated hereby or thereby, or (b) that is reasonably likely to have a Material Adverse Effect.

3.6            Investment Company Act.  None of the Obligors nor any Restricted Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

3.7           Margin Regulations.  No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  Neither the execution and delivery hereof by WestRock or Borrowers, nor the performance by them of any of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of Regulation T, U or X.

3.8            Compliance with Environmental Laws.  Except for any matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)            None of the Obligors nor any of the Restricted Subsidiaries has received from any third party any notices of claims or potential liability under, or notices of failure to comply with, any Environmental Laws.

(b)            None of the Obligors nor any of the Restricted Subsidiaries has received any notice of violation, or notice of any action, either judicial or administrative, from any Governmental Authority relating to the actual or alleged violation of any Environmental Law, including any such notice of violation or action based upon any actual or alleged Release or threat of Release of any Hazardous Substances by an Obligor or any of the Restricted Subsidiaries or its employees or agents, or as to the existence of any contamination at any location for which an Obligor or any Restricted Subsidiary is or is alleged to be responsible.

(c)            None of the Obligors nor any of the Restricted Subsidiaries, nor, to the knowledge of any Obligor, any other Person, has caused any Release or threat of Release of any Hazardous Substance, with respect to any real property currently or formerly owned, leased or operated by an Obligor or any Restricted Subsidiary or has violated any Environmental Law, that is reasonably likely to result in penalties, fines, claims or other liabilities to an Obligor or any Restricted Subsidiary pursuant to any Environmental Law.

(d)            The Obligors and the Restricted Subsidiaries and their respective operations are in compliance with all Environmental Laws, and have obtained, maintained and are in compliance with all necessary governmental permits, licenses and approvals required under Environmental Law for the operations conducted on their respective properties.

3.9            [Reserved].

3.10     Financial Statements, Fiscal Year and Fiscal Quarters.

(a)          The Parent has furnished to Administrative Agent and the Lenders (i) copies of audited consolidated financial statements of WestRock and its Subsidiaries for the three (3) fiscal years most recently ended prior to the Effective Date for which audited financial statements are available (it being understood that the Administrative Agent and the Lenders have received audited consolidated financial statements of WestRock and its Subsidiaries for fiscal years 2019, 2020 and 2021), in each case audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and (ii) copies of interim unaudited condensed consolidated balance sheets, statements of operations and statements of cash flows of WestRock and its Subsidiaries as of and for the Fiscal Quarters ended December 31, 2021 and March 31, 2022.

(b)           The financial statements referenced in subsection (a) fairly present in all material respects the consolidated financial condition of WestRock and its Subsidiaries as at the dates thereof and the results of operations for such periods in conformity with GAAP consistently applied (subject, in the case of the quarterly financial statements, to normal year-end audit adjustments and the absence of certain notes).  WestRock and the Restricted Subsidiaries taken as a whole did not have any material contingent obligations, contingent liabilities, or material liabilities for known taxes, long-term leases or unusual forward or long-term commitments required to be reflected in the foregoing financial statements or the notes thereto that are not so reflected.

(c)            As of the Effective Date, the Obligors and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

(d)           [Reserved].

(e)           Since September 30, 2021, there has been no change with respect to the Consolidated Companies taken as a whole which has had or is reasonably likely to have a Material Adverse Effect.

3.11          ERISA.

(a)            Compliance.  Each Plan maintained by the Obligors and the Restricted Subsidiaries has at all times been maintained, by its terms and in operation, in compliance with all applicable laws, except for such instances of non-compliance that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(b)            Liabilities.  None of the Obligors and the Restricted Subsidiaries is subject to any liabilities (including withdrawal liabilities) with respect to any Plans of the Obligors, the Restricted Subsidiaries and their ERISA Affiliates arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing Plan and to pay current contributions, expenses and premiums with respect to such Plans, except for such liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c)            Funding.  Each Obligor and each Restricted Subsidiary and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed under the terms of each Plan and applicable law, and (B) required to be paid as expenses (including PBGC or other premiums) of each Plan, except for failures to pay such amounts (including any penalties attributable to such amounts) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(d)            ERISA Event or Foreign Plan Event.  No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, except for such ERISA Events and Foreign Plan Events that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

3.12      Accuracy and Completeness of Information.  None of the written reports, financial statements, certificates, or final schedules to this Agreement or any other Loan Document heretofore, contemporaneously or hereafter furnished by or on behalf of any Obligor or any of its Subsidiaries to Administrative Agent, the Lead Arranger or any Lender for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, when taken as a whole, contains as of the date of such report, financial statement, certificate or schedule or, with respect to any such items so furnished on or prior to the Effective Date, as of the Effective Date any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made, at the time so furnished and, with respect to any such items so furnished on or prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).  As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

3.13         Sanctions/Anti-Corruption Representations.

(a)            No Obligor nor any of its Subsidiaries is in violation of any Anti-Terrorism Laws, Anti-Corruption Laws, or Sanctions or engages in or conspires to engage in any transaction that has as its intended purpose the evading or avoiding of any of the prohibitions set forth in any Anti-Terrorism Laws, Anti-Corruption Laws, or Sanctions.

(b)            No Obligor nor any of its Affiliates or, to the knowledge of any Obligor, any director, officer, employee or agent of any Obligor or any of its Affiliates is a Person that is, or is owned or controlled by Persons that are:  (i) the subject of any Sanctions, or (ii) located, organized or resident in a region, country or territory that is, or whose government is, the subject of Sanctions (currently, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Region of Crimea, Cuba, Iran, North Korea, Sudan and Syria).

3.14       Use of Proceeds.  The proceeds of the Loans will be used solely (a) to pay fees and expenses incurred in connection with the Transactions, (b) to repay the obligations outstanding under the Prior Credit Agreement and (c) to provide for working capital and general corporate purposes of Borrowers and their respective Subsidiaries, including any Acquisition or other Investment not prohibited hereunder.

3.15       Representations as to Foreign Obligors. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) or of any court under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”).

(b)            The Applicable Foreign Obligor Documents are in proper legal form under the applicable law of the jurisdiction in which the related Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document is sought to be enforced and (ii) any charge or tax as has been timely paid or is not required to be paid until the Applicable Foreign Obligor Documents is sought to be enforced.

(c)            There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed as of the Effective Date by any Governmental Authority in or of the jurisdiction in which any Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by any U.K. Borrower to a U.K. Qualifying Lender or by any Lux Borrower to a Lender other than a Luxembourg resident individual pursuant to the Applicable Foreign Obligor Documents (assuming completion of the necessary procedural formalities requested by the applicable Borrower), except as has been disclosed to Administrative Agent and the Lenders.

(d)            The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by any Foreign Obligor are not, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, subject to any notification or authorization except such as have been made or obtained.

(e)            For the purposes of the Council Regulation (EC) N° 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “EU Regulation”), in relation to any Foreign Obligor which is incorporated in a member state of the European Union (which, for the avoidance of doubt, does not include an Obligor incorporated in the United Kingdom), such Foreign Obligor’s “centre of main interest” (as that term is used in Article 3(1) of the EU Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2 no. 10 of the EU Regulation) in any other jurisdiction other than the United States, and in relation to an Obligor incorporated in the United Kingdom, its “centre of main interest” (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as incorporated in its unamended version into English law by the European Union (Withdrawal) Act 2018 and in The Cross-Border Insolvency Regulations 2006 (SI 2006/1030) (which implement the UNCITRAL Model Law on Cross-Border Insolvency in the United Kingdom (the “Model Law”), and it has no “establishment” (as such term is used in the Model Law) in any other jurisdiction other than the United States.

4.            CONDITIONS PRECEDENT

4.1            Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which Administrative Agent shall have received each of the following, in each case reasonably satisfactory to Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(a)            Executed Counterparts.  From each party thereto, a counterpart of this Agreement and the other Loan Documents to be executed and delivered as of the Effective Date, signed and delivered on behalf of such party.

(b)            Opinions of Counsel to Obligor.  Written opinions (addressed to Administrative Agent and the Lenders and dated the Effective Date) of counsel to each Obligor (including New York counsel and counsel for each jurisdiction in which an Obligor is organized) regarding the Loan Documents and such other matters as Administrative Agent shall reasonably request.

(c)            Corporate Documents.  Such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and (to the extent the concept is applicable in such jurisdiction) good standing of each Obligor (it being understood that, in relation to each Lux Borrower, such request may be satisfied by the provision of copies of the articles of association (statuts coordonnés) of such Lux Borrower, an excerpt issued by the Luxembourg Trade and Companies Register on or about the Effective Date pertaining to such Lux Borrower, and a certificate of non-inscription of a judicial decision (certificat de non-inscription d’une decision judiciaire) issued by the Luxembourg Trade and Companies Register on or about the Effective Date pertaining to such Lux Borrower), the authorization of the Transactions (including appropriate resolutions), the identity, authority and capacity of each Responsible Officer authorized to act on behalf of an Obligor (or authorized signatory in respect of a U.K. Borrower) in connection with the Loan Documents and any other legal matters relating to the Obligors, this Agreement, the other Loan Documents or the Transactions.

(d)            Repayment of Existing Indebtedness.  Evidence that the principal of and interest on, and all other amounts then due and payable (other than contingent amounts for which a claim has not been made) in respect of the Indebtedness under the Prior Credit Agreement shall have been (or shall be substantially concurrently) paid in full, that any commitments to extend credit thereunder shall have been canceled or terminated and that all Guarantees in respect of such Indebtedness shall have been released.

(e)            Officer’s Certificate.  A certificate of a Responsible Officer of WestRock, dated the Effective Date, certifying (i) that all consents and authorizations of, and filings with, all Persons (including Governmental Authorities) required in connection with the execution, delivery and performance by the Obligors, and the validity and enforceability against the Obligors, of the Loan Documents shall have been obtained, other than those consents, authorization and filings which are immaterial to the legality, validity, binding effect and enforceability of the Loan Documents, (ii) compliance with the conditions set forth in clauses (a), (b), and (c) of Section 4.2, (iii) that attached thereto is a true and correct copy of the Existing Credit Agreement as in effect on the Effective Date and that no Default or Event of Default (each as defined in the Existing Credit Agreement) exists under the Existing Credit Agreement immediately prior to, and immediately after giving effect to (on a pro forma basis), the execution and delivery of the Loan Documents and the borrowing of the Loans hereunder to be made on the Effective Date, (iv) with respect to each Lux Borrower, no petition, resolution or similar order for insolvency proceedings within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the EU Insolvency Regulation has been lodged, passed or presented, (v) that no Lux Borrower meets or threatens to meet the criteria for the opening of any proceedings referred to under (iv) above nor is subject to such proceedings and (vi) that since September 30, 2021, there shall not have occurred any change with respect to the Consolidated Companies taken as a whole which has had or is reasonably likely to have a Material Adverse Effect.

(f)            Fees.  Evidence that Borrowers shall have paid all accrued fees and expenses of Administrative Agent and the Lenders as required to be paid on the Effective Date under the terms of the Fee Letter or any other letter agreements between Borrowers and Administrative Agent, including the fees, charges and disbursements of Greenberg Traurig, LLP, special New York counsel to Administrative Agent, in connection with the negotiation, preparation, execution, and delivery of the Loan Documents (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges, and disbursements as shall constitute its reasonable estimate of such fees, charges, and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Administrative Agent).

(g)            Know Your Customer Requirements.  (i) All documents, certificates, and other information requested by each Lender pursuant to Section 9.13 and (ii) at least three days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(h)            Other Documents.  Such other assurances, certificates, documents consents, or opinions as Administrative Agent or any Lender (through Administrative Agent) may reasonably request.

Administrative Agent shall notify Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2            Each Credit Event.  The obligation of any Lender to make a Credit Extension hereunder (including the initial Borrowing hereunder), is subject to the satisfaction of the following conditions:

(a)            the representations and warranties of each Obligor set forth in this Agreement and of the other Loan Documents to which it is a party (other than the representations and warranties pursuant to Sections 3.5 and 3.10(e), except with respect to the initial Borrowing hereunder), shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b)            at the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing;

(c)            at the time of and immediately after giving effect to such Credit Extension, the aggregate Revolving Credit Exposures of all Lenders at such time shall not exceed the aggregate Commitments of all Lenders at such time; and

(d)            Administrative Agent shall have received a Borrowing Request in accordance with the requirements of this Agreement.

Each Borrower shall be deemed to make a representation and warranty to Administrative Agent and the Lenders on the date of each Credit Extension hereunder as to the matters specified in clauses (a), (b), and (c) of this Section 4.2.

5.            AFFIRMATIVE COVENANTS

The Obligors covenant and agree that on the Effective Date, and so long as this Agreement is in effect and until the Obligations have been Fully Satisfied, the Obligors shall:

5.1         Corporate Existence, Etc.  Preserve and maintain, and cause each of the Material Subsidiaries to preserve and maintain, its corporate existence (except as otherwise permitted pursuant to Section 6.4), its material rights, franchises, licenses, permits, consents, approvals and contracts, and its material trade names, service marks and other Intellectual Property (for the scheduled duration thereof), in each case material to the normal conduct of its business, and its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified is reasonably likely to have a Material Adverse Effect.

5.2           Compliance with Laws, Etc.  Comply, and cause each of the Restricted Subsidiaries to comply, with all Requirements of Law (including all Environmental Laws, ERISA, Anti-Terrorism Laws, and Anti-Corruption Laws, each as amended) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations is reasonably likely to have a Material Adverse Effect.  Each of the Obligors will maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

5.3          Payment of Taxes and Claims.  File and cause each Restricted Subsidiary to file all Tax returns that are required to be filed by each of them and pay, collect, withhold and remit all Taxes that have become due pursuant to such returns or pursuant to any assessment in respect thereof received by an Obligor or any Restricted Subsidiary, and each Obligor and each Restricted Subsidiary will pay or cause to be paid all other Taxes due and payable (whether or not shown on a Tax return) before the same become delinquent, except, in each case, (i) such Taxes as are being contested in good faith by appropriate and timely proceedings and as to which adequate reserves have been established in accordance with GAAP or (ii) where failure to take the foregoing actions, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

5.4          Keeping of Books.  Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.

5.5         Visitation, Inspection, Etc.  Permit, and cause each of the Restricted Subsidiaries to permit, any representative of Administrative Agent or, during the continuance of an Event of Default, any Lender, at Administrative Agent’s or such Lender’s expense, to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times during normal business hours of WestRock or the applicable Restricted Subsidiary, as the case may be, after reasonable prior notice to WestRock; provided, however, that unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year.

5.6           Insurance; Maintenance of Properties and Licenses.

(a)            Maintain or cause to be maintained with financially sound and reputable insurers or through self-insurance (including with a Captive Insurance Subsidiary), risk retention or risk transfer programs, insurance with respect to its properties and business, and the properties and business of the Restricted Subsidiaries, against loss or damage of the kinds that WestRock in its judgment deems reasonable, such insurance to be of such types and in such amounts and subject to such deductibles and self-insurance programs as WestRock in its judgment deems reasonable.

(b)            Cause, and cause each Restricted Subsidiary to cause, all properties material to the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of any Obligor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times except as would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that nothing in this Section 5.6(b) shall prevent an Obligor from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of WestRock, desirable in the conduct of its business or the business of any Obligor or any of the Restricted Subsidiaries.

(c)            Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of the Obligors to conduct their respective businesses as presently conducted except as would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that nothing in this Section 5.6(c) shall prevent an Obligor from discontinuing the operation or maintenance of any such License if such discontinuance is, in the judgment of WestRock, desirable in the conduct of its business or business of any Obligor or any of the Restricted Subsidiaries.

5.7            Financial Reports; Other Notices.  Furnish to Administrative Agent (for delivery to each Lender):

(a)            after the end of each of the first three quarterly accounting periods of each of its Fiscal Years, as soon as prepared, but in any event at the same time the SEC Filer files or is (or would be) required to file the same with the SEC, the quarterly unaudited consolidated balance sheet of WestRock and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows (together with all footnotes thereto) of WestRock and its consolidated Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the SEC Filer’s previous Fiscal Year, accompanied by a certificate, dated the date of furnishing, signed by a Responsible Officer of the SEC Filer to the effect that such financial statements accurately present in all material respects the consolidated financial condition of WestRock and its consolidated Subsidiaries and that such financial statements have been prepared in accordance with GAAP consistently applied (subject to year-end adjustments); provided, however, during any period that WestRock has consolidated Subsidiaries which are not Consolidated Companies, WestRock shall also provide such financial information in a form sufficient to enable Administrative Agent and the Lenders to determine the compliance of Borrowers with the terms of this Agreement with respect to the Consolidated Companies;

(b)            after the end of each of its Fiscal Years ending after the Effective Date, as soon as prepared, but in any event at the same time the SEC Filer files or is (or would be) required to file the same with the SEC, the annual audited report for that Fiscal Year for WestRock and its consolidated Subsidiaries, containing a consolidated balance sheet of WestRock and its consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of WestRock and its consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (which financial statements shall be reported on by the SEC Filer’s independent certified public accountants, such report to state that such financial statements fairly present in all material respects the consolidated financial condition and results of operation of WestRock and its consolidated Subsidiaries in accordance with GAAP, and which shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language (other than solely as a result of a maturity date in respect of the Commitments or Loans) or any qualification, exception, assumption or explanatory language as to the scope of such audit); provided, however, during any period that WestRock has consolidated Subsidiaries which are not Consolidated Companies, WestRock shall also provide such financial information in a form sufficient to enable Administrative Agent and the Lenders to determine the compliance of Borrowers with the terms of this Agreement with respect to the Consolidated Companies;

(c)            not later than five days after the delivery of the financial statements described in Sections 5.7(a) and (b) above, a certificate of a Responsible Officer of WestRock substantially in the form of Exhibit 5.7 (the “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, each of the Obligors during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include (i) the calculations in reasonable detail required to indicate compliance with Section 6.1 as of the last day of such period and that the financial information provided has been prepared in accordance with GAAP applied consistently for the periods related thereto and (ii) a schedule that includes actual actions taken and run-rate synergies achieved versus actions scheduled and associated estimated run-rate synergies pursuant to clause (ix) in the definition of EBITDA as set forth in the Existing Credit Agreement;

(d)            promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by WestRock to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange or with the SEC;

(e)            as soon as possible and in any event within thirty (30) days after a Borrower or any Restricted Subsidiary knows or has reason to know that any ERISA Event or Foreign Plan Event with respect to any Plan or Foreign Plan has occurred and such ERISA Event or Foreign Plan Event involves a matter that has had, or is reasonably likely to have, a Material Adverse Effect, a statement of a Responsible Officer of such Borrower or such Restricted Subsidiary setting forth details as to such ERISA Event or Foreign Plan Event and the action which such Borrower or such Restricted Subsidiary proposes to take with respect thereto;

(f)            any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(g)            prompt written notice of the occurrence of any Default or Event of Default;

(h)            prompt written notice of the occurrence of any Material Adverse Effect;

(i)            a copy of any material notice to the holders of (or any trustee with respect to) the Existing Senior Notes or the lenders under the Existing Credit Agreement; and

(j)            with reasonable promptness, (x) such other information relating to each Borrower’s performance of this Agreement or its financial condition as may reasonably be requested from time to time by Administrative Agent or any Lender and (y) all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” laws, Anti-Terrorism Laws, or applicable Anti-Corruption Laws, that is reasonably requested from time to time by Administrative Agent or any Lender.

The Obligors will cooperate with Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Obligors to Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Section 5; provided that upon the filing by the Obligors of the items referenced in Section 5.7(a), 5.7(b) or 5.7(d) with the SEC for public availability, the Obligors, with respect to such items so filed, shall not be required to separately furnish such items to Administrative Agent and Lenders.  In addition, the Obligors will designate Information Materials (i) that are either available to the public or not material with respect to the Obligors and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

5.8            Notices Under Certain Other Indebtedness.  Promptly following its receipt thereof, WestRock shall furnish Administrative Agent a copy of any notice received by it, any Borrower or any of the Restricted Subsidiaries from the holder(s) of Indebtedness (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an Equivalent Amount in Dollars which, in the aggregate, exceeds $200,000,000, where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

5.9            Notice of Litigation.  Notify Administrative Agent of any actions, suits or proceedings instituted by any Person against an Obligor or any Restricted Subsidiary where the uninsured portion of the money damages sought (which shall include any deductible amount to be paid by such Obligor or such Restricted Subsidiary) is reasonably likely to have a Material Adverse Effect.  Said notice is to be given promptly and is to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit or proceeding, and any other significant features of the claim.

5.10         Use of Proceeds.  The Obligors shall use the Loans solely for the purposes provided in Section 3.14.

6.            NEGATIVE COVENANTS

The Obligors covenant and agree that on the Effective Date, and so long as this Agreement is in effect and until the Obligations have been Fully Satisfied:

6.1            Debt to Capitalization Ratio.  The Obligors will not suffer or permit the Debt to Capitalization Ratio as of the last day of each full Fiscal Quarter to be greater than 0.65:1.00; provided that in lieu of the foregoing, for any such date occurring after a Qualified Acquisition and on or prior to the last day of the third full Fiscal Quarter ending after the consummation of such Qualified Acquisition, WestRock and the Borrowers will not suffer or permit the Debt to Capitalization Ratio as of the last day of any such Fiscal Quarter to be greater than 0.70:1.00.

6.2            Liens.  WestRock and Borrowers will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of their respective Properties whether now owned or hereafter acquired; provided, however, that this Section 6.2 shall not apply to the following:

(a)            any Lien for Taxes not yet due or Taxes or assessments or other governmental charges which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)            any Liens, pledges or deposits (i) in connection with worker’s compensation, social security, health, disability or other employee benefits, or property, casualty or liability insurance, assessments or other similar charges or deposits incidental to the conduct of the business of an Obligor or any Restricted Subsidiary (including security deposits posted with landlords and utility companies) or the ownership of any of their assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their Properties or materially impair the use thereof in the operation of their businesses and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Obligor in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(c)            statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not overdue by more than 30 days, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, or which are not material in amount;

(d)            pledges or deposits for the purpose of securing a stay or discharge in the course of any legal proceeding and judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(i);

(e)            Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights and restrictions on real property and statutory Liens of landlords and lessors which in each case do not materially impair the use of any material Property;

(f)            any Lien in favor of the United States or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder and which do not materially impair the use of such Property as currently being utilized by WestRock or any Restricted Subsidiary;

(g)            any Lien securing any debt securities issued (including via exchange offer and regardless of when issued) in the capital markets if and to the extent that the Obligations are concurrently secured by a Lien equal and ratable with the Lien securing such debt securities;

(h)            Liens (i) (A) existing on the Effective Date securing industrial development bonds and Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $325,000,000 and (B) securing Refinancing Indebtedness in respect of Indebtedness referenced in clause (i)(A) above and (ii) securing any industrial development bonds or similar instruments with respect to which both the debtor and the investor are Consolidated Companies;

(i)            (i) Liens existing or deemed to exist in connection with any Permitted Securitization Transaction, but only to the extent that any such Lien relates to the applicable Securitization Assets or other accounts receivable and other assets (together with related rights and proceeds) sold, contributed, financed or otherwise conveyed or pledged pursuant to such transactions and (ii) Liens existing or deemed to exist in connection with any inventory financing arrangement so long as the fair market value of the inventory on which such Liens exist pursuant to this subsection (i)(ii) does not exceed $250,000,000 at any time;

(j)            any interest of a lessor, licensor, sublessor or sublicensor (or of a lessee, licensee, sublessee or sublicensee) under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, licenses, subleases and sublicenses not prohibited by this Agreement;

(k)            any interest of title of an owner of equipment or inventory on loan or consignment to, or subject to any title retention or similar arrangement with, an Obligor, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to such arrangements entered into in the ordinary course of business (but excluding any general inventory financing);

(l)            banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or other funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by any Obligor in excess of those required by applicable banking regulations;

(m)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(n)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)            Liens that are contractual rights of set-off not securing any Indebtedness;

(p)            Liens (i) solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by any Obligor in connection with a letter of intent or purchase agreement for an Acquisition or other transaction not prohibited hereunder and (ii) consisting of an agreement to dispose of any Property in a disposition not prohibited hereunder, including customary rights and restrictions contained in such an agreement;

(q)            Liens on (i) any Property of an Obligor in favor of any other Obligor or Restricted Subsidiary and (ii)  any Property of a Non-Obligor securing Indebtedness of a Non-Obligor to the extent such Indebtedness is permitted to exist or be incurred pursuant to Section 6.3;

(r)            any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of any Joint Venture;

(s)            Liens securing insurance premium financing arrangements;

(t)            any Lien renewing, extending, refinancing or refunding any Lien permitted by subsection (g) or (h) above; provided that (i) the Property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.3;

(u)            Liens on cash, deposits or other collateral granted in favor of the Swingline Lender or the Issuing Lender to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans (all such capitalized terms used in this clause (u) having the meanings set forth in the Existing Credit Agreement);

(v)            Liens on cash or deposits granted in accordance with the terms of the Existing Credit Agreement to cash collateralize any of the Obligations (as such term is defined in the Existing Credit Agreement);

(w)            other Liens in addition to those permitted by subsections (a) through (v) above; provided that, at the time of incurrence of any Lien under this subsection (w), the aggregate outstanding principal amount of all obligations secured by such Lien (or in the case of Liens on inventory in connection with an inventory financing arrangement, which Liens are not otherwise permitted by subsection (i) of this Section 6.2, the fair market value of the inventory on which such Liens exist) shall not exceed the Priority Debt Basket at such time (determined prior to giving effect to the incurrence of such Lien); and

(x)            Liens on any Property of an Eligible Subsidiary securing any Indebtedness incurred pursuant to Section 6.3(n).

6.3            Subsidiary Indebtedness.  WestRock will not permit any of its Restricted Subsidiaries (other than any “Borrower” as defined in the Existing Credit Agreement or any “Guarantor” as defined in the Existing Credit Agreement) to create, incur, assume or suffer to exist any Indebtedness except:

(a)            (A) Indebtedness existing as of the Effective Date in respect of industrial development bonds and Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $325,000,000 and (B) Refinancing Indebtedness in respect of Indebtedness incurred under clause (A) above;

(b)            Indebtedness of any Restricted Subsidiary owing to WestRock or any Restricted Subsidiary;

(c)            other Indebtedness (whether secured or unsecured); provided that (i) at the time of incurrence of any Indebtedness under this subsection (c), the aggregate principal amount of such Indebtedness does not exceed the Priority Debt Basket at such time (determined prior to giving effect to the incurrence of such Indebtedness) and (ii) for the avoidance of doubt, the Farm Credit Term Loan Facility and Indebtedness created under this Agreement shall be considered Indebtedness incurred pursuant to this clause (c);

(d)            Indebtedness and obligations owing under Hedging Agreements and/or Cash Management Agreements so long as such Hedging Agreements and/or Cash Management Agreements are not entered into for speculative purposes;

(e)            Guaranty Obligations of any Restricted Subsidiary in respect of Indebtedness of WestRock or any other Restricted Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.3;

(f)            obligations of any Restricted Subsidiary in connection with (i) any Permitted Securitization Transaction to the extent such obligations constitute Indebtedness and (ii) any inventory financing arrangements so long as the aggregate principal amount of Indebtedness in respect thereof incurred under this subsection (f)(ii) does not exceed $250,000,000 at any time outstanding;

(g)            Indebtedness of any Restricted Subsidiary consisting of completion guarantees, performance bonds, surety bonds or customs bonds incurred in the ordinary course of business;

(h)            Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, social security, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i)            Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(j)            Indebtedness in respect of judgments that do not constitute an Event of Default under Section 7.1(i);

(k)            Indebtedness consisting of the financing of insurance premiums with the providers of such insurance or their Affiliates;

(l)            Indebtedness created under the Existing Credit Agreement or any other Credit Document (as defined in the Existing Credit Agreement);

(m)            Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary in an aggregate principal amount not to exceed $600,000,000 at any time outstanding; and

(n)            Indebtedness of an Eligible Subsidiary in an aggregate principal amount not to exceed $1,000,000,000 at any time outstanding.

6.4            Merger and Sale of Assets.  The Obligors will not, and will not permit any Restricted Subsidiary to, dissolve, wind-up, merge, amalgamate or consolidate with any other Person or sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the business or assets of the Obligors and their respective Restricted Subsidiaries (taken as a whole), whether now owned or hereafter acquired (excluding any inventory or other assets sold or disposed of in the ordinary course of business); provided that, notwithstanding any of the foregoing limitations, the Obligors and the Restricted Subsidiaries may take the following actions:

(a)            (i) if no Event of Default shall then exist or immediately thereafter will exist, a Borrower may merge, amalgamate or consolidate with any Person so long as (A) such Borrower is the surviving entity or (B) the surviving entity (the “Successor Borrower”) (x) is organized under the laws of (1) in the case of any Lux Borrower, Luxembourg, and (2) in the case of any U.K. Borrower, England and Wales, (y) expressly assumes such Borrower’s obligations under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto, as applicable, in form and substance reasonably satisfactory to Administrative Agent and (z) each Guarantor of the Obligations shall have confirmed that its obligations hereunder in respect of such Obligations shall apply to the Successor Borrower’s obligations under this Agreement (it being understood that, if the foregoing conditions in clauses (x) through (z) are satisfied, then the Successor Borrower will automatically succeed to, and be substituted for, such Borrower under this Agreement; provided, however, that such Borrower shall have provided not less than five Business Days’ notice of any merger, amalgamation or consolidation of such Borrower, and such Borrower or Successor Borrower shall, promptly upon the request of Administrative Agent or any Lender, supply any documentation and other evidence as is reasonably requested by Administrative Agent or any Lender in order for Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations), (ii) any Restricted Subsidiary (other than Parent) may merge, amalgamate or consolidate with an Obligor if such Obligor is the surviving entity, (iii) any Restricted Subsidiary (other than an Obligor) may merge, amalgamate or consolidate with any other Person (other than an Obligor); provided that a Restricted Subsidiary shall be the continuing or surviving entity, (iv) any Restricted Subsidiary (other than an Obligor) may merge or amalgamate with any Person that is not a Restricted Subsidiary in connection with a sale of Property permitted under this Section 6.4, (v) any Restricted Subsidiary (other than an Obligor) may be dissolved so long as the property and assets of such Restricted Subsidiary are transferred to WestRock or any other Restricted Subsidiary, and (vi) WestRock may merge, amalgamate or consolidate with any Person so long as (A) WestRock is the surviving entity, (B) if WestRock is merging, amalgamating or consolidating with the Parent, then the Parent is the surviving entity, or (C) the surviving entity (the “Successor WestRock”) (x) is organized under the laws of the United States or any State thereof and (y) expressly assumes WestRock’s obligations under this Agreement and the other Loan Documents to which WestRock is a party pursuant to a supplement hereto or thereto, as applicable, in form and substance reasonably satisfactory to Administrative Agent (it being understood that, if the foregoing conditions in clauses (x) and (y) are satisfied, then the Successor WestRock will automatically succeed to, and be substituted for, WestRock under this Agreement); provided, however, that WestRock shall have provided not less than five Business Days’ notice of any merger, amalgamation or consolidation of WestRock, and WestRock or Successor WestRock shall, promptly upon the request of Administrative Agent or any Lender, supply any documentation and other evidence as is reasonably requested by Administrative Agent or any Lender in order for Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations;

(b)             any Restricted Subsidiary (other than Parent) may sell, lease, transfer or otherwise dispose of any or all of its Property to (i) a Borrower, (ii) any Guarantor or (iii) any Restricted Subsidiary; provided that, with respect to transfers described in clause (iii), upon completion of such transaction (A) there shall exist no Default or Event of Default and (B) the Subsidiary to which the Restricted Subsidiary’s Property is sold, leased, transferred or otherwise disposed shall be a Restricted Subsidiary and, if such Restricted Subsidiary is a Guarantor, a Guarantor; and

(c)            any Restricted Subsidiary (other than a Borrower or Parent) may liquidate or dissolve if WestRock determines in good faith that such liquidation or dissolution is in the best interests of WestRock and is not materially disadvantageous to the Lenders.

6.5         Use of Proceeds.  Borrowers will not request any Credit Extension, and no Obligor shall use directly or, to its knowledge, indirectly, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use directly or, to its knowledge, indirectly, the proceeds of any Credit Extension (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (C) in any other manner that would result in a violation of Sanctions by any party hereto or any arranger, bookrunner or other agent for the credit facility provided for herein.

7.            EVENTS OF DEFAULT.

7.1            Event of Default.  An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)            Payments.  A Borrower shall fail to make when due (including by mandatory prepayment) any principal payment with respect to the Loans, or any Obligor shall fail to make any payment of interest, fee or other amount payable hereunder within three (3) Business Days of the due date thereof; or

(b)            Covenants Without Notice.  Any Obligor shall fail to observe or perform any covenant or agreement contained in Section 5.1 (as to maintenance of existence of Borrowers and WestRock), subsections (g) and (h) of Section 5.7, Section 5.8, Section 5.9, Section 5.10, or Section 6; or

(c)            Other Covenants.  Any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document, other than those referred to in subsections (a) and (b) of Section 7.1, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge thereof, or (ii) written notice thereof shall have been given to WestRock by Administrative Agent or any Lender; or

(d)            Representations.  Any representation or warranty made or deemed to be made by an Obligor or by any of its officers under this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any certificate or other document submitted to Administrative Agent or the Lenders by any such Person pursuant to the terms of this Agreement or any other Loan Document, shall be incorrect in any material respect when made or deemed to be made or submitted; or

(e)            Non-Payments of Other Indebtedness.  Any Obligor or any Restricted Subsidiary shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Obligations) exceeding $300,000,000 individually or in the aggregate; or

(f)            Defaults Under Other Agreements.  Any Obligor or any Restricted Subsidiary shall (i) fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Indebtedness (other than the Loan Documents) the principal amount of which exceeds $300,000,000 individually or in the aggregate, or any other event shall occur if the effect of such failure or other event is to accelerate the maturity of such Indebtedness, or to permit (except in the case of the Existing Credit Agreement) the holder of such Indebtedness or any other Person to accelerate the maturity of such Indebtedness; or (ii) breach or default any Hedging Agreement and/or Cash Management Agreement (subject to any applicable cure periods) the termination value owed by such Obligor or Restricted Subsidiary as a result thereof shall exceed $300,000,000 if the effect of such breach or default is to terminate such Hedging Agreement or to permit the applicable counterparty to such Hedging Agreement to terminate such Hedging Agreement; provided that this clause (f) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) so long as such Indebtedness is paid or (y) any Indebtedness that becomes due as a result of a voluntary refinancing thereof not prohibited under this Agreement; or (z) any “change of control” put arising as a result of any acquisition of any Person so long as any Indebtedness that is put in accordance with the terms of such Indebtedness is paid as required by the terms of such Indebtedness; or

(g)            Bankruptcy.  Any Obligor or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code, Luxembourg Insolvency Rules, or applicable foreign bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation laws; or makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding (including with respect to a U.K. Borrower, any corporate action) under applicable law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or an involuntary case for bankruptcy is commenced against any Obligor or any Material Subsidiary and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee or similar official under applicable foreign bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation laws is appointed for, or takes charge of, all or any substantial part of the property of any Obligor or any Material Subsidiary; or an Obligor or a Material Subsidiary commences proceedings of its own bankruptcy or insolvency or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Obligor or any Material Subsidiary or there is commenced against any Obligor or any Material Subsidiary any such proceeding which remains undismissed for a period of sixty (60) days; or any Obligor or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Obligor or any Material Subsidiary suffers any appointment of any custodian, receiver, receiver-manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Obligor or any Material Subsidiary makes a general assignment for the benefit of creditors; or any Obligor or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Obligor or any Material Subsidiary shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Obligor or any Material Subsidiary shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by any Obligor or any Material Subsidiary for the purpose of effecting any of the foregoing; or

(h)            ERISA.  A Plan of an Obligor or any Restricted Subsidiary or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:

(i)            shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan, Section 412 of the Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Code or Section 302 of ERISA; or

(ii)            is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan; or

(iii)            results in a liability of an Obligor or any Restricted Subsidiary under applicable law, the terms of such Plan, or Title IV of ERISA, other than liabilities for benefits in the ordinary course;

and there shall result from any such failure, waiver, termination or other event a liability to the PBGC or such Plan that would have a Material Adverse Effect; or a Foreign Plan Event occurs that would have a Material Adverse Effect; or

(i)            Money Judgment.  Judgments or orders for the payment of money (net of any amounts paid by an independent third party insurance company or surety or fully covered by independent third party insurance or surety bond issued by a company with an AM Best rating in one of the two highest categories as to which the relevant insurance company or surety does not dispute coverage) in excess of $300,000,000 individually or in the aggregate or otherwise having a Material Adverse Effect shall be rendered against any Obligor or any Restricted Subsidiary, and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise); or

(j)            Default under other Loan Documents; Guaranty Agreement.  (a) There shall exist or occur any “Event of Default” as provided under the terms of any Loan Document, or any Loan Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any Obligor, or at any time it is or becomes unlawful for any Obligor to perform or comply with its obligations under any Loan Document, or the obligations of any Obligor under any Loan Document are not or cease to be legal, valid and binding on any Obligor; or (b) without limiting the foregoing, (i) any Guaranty Agreement or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under any Guaranty Agreement or (ii) Section 2.4 shall cease to be in full force and effect or any Borrower or any Person acting by or on behalf of any Borrower shall deny or disaffirm any Borrower’s obligations under such Section; or

(k)            Change in Control.  A Change in Control shall occur; or

(l)            Securitization Events.  There shall occur any breach of any covenant by any Obligor, any Restricted Subsidiary or any Permitted Securitization Subsidiary contained in any agreement relating to Permitted Securitization Transaction causing or permitting the acceleration of the obligations thereunder or requiring the prepayment of such obligations or termination of such securitization program prior to its stated maturity or term; provided, however, such breach shall not constitute an Event of Default unless any Obligors shall have payment obligations or liabilities under such Permitted Securitization Transaction that have had or are reasonably expected to have a Material Adverse Effect.

7.2            Acceleration; Remedies.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to Borrowers take any of the following actions (including any combination of such actions):

(a)            Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)            Acceleration; Demand.  Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including fees) of any and every kind owing by any Obligor to Administrative Agent and/or any of the Lenders hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c)            Enforcement of Rights.  Exercise any and all rights and remedies created and existing under the Loan Documents, whether at law or in equity.

(d)            Rights Under Applicable Law.  Exercise any and all rights and remedies available to Administrative Agent or the Lenders under applicable law.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(g) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by Administrative Agent or the Lenders, all of which are hereby waived by the Obligors.

7.3            Application of Payment.  Subsequent to the acceleration of the Obligations under Section 7.2 hereof, payments and prepayments with respect to the Obligations made to Administrative Agent, the Lenders, or otherwise received by Administrative Agent or any Lender shall be distributed in the following order of priority: FIRST, to the fees, indemnities, expenses and other amounts (including attorneys’ fees and expenses), if any, payable to Administrative Agent in its capacity as such; SECOND, to the fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including attorneys’ fees and expenses) arising under the Loans Documents, ratably among them in proportion to the respective amounts described in this clause payable to them; THIRD, to the payment of interest then due and payable on the Loans; FOURTH, to the payment of principal of the Loans; FIFTH, to any other Obligations not otherwise referred to in this Section, and SIXTH, to the applicable Obligors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct; provided, however, that Administrative Agent may elect to apply the proceeds of any guarantee to repay any Obligations in accordance with the priority set forth above before applying the proceeds of any other guarantee provided under any Loan Document, if in the reasonable determination of Administrative Agent, such order of application will maximize the repayment of all of the Obligations.  Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement.

8.            ADMINISTRATIVE AGENT

8.1            Authorization and Action.

(a)            Each of the Lenders hereunder and under the other Loan Documents authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8 are solely for the benefit of Administrative Agent and the Lenders, and no Obligor has rights as a third party beneficiary of any of such provisions (other than for purposes of Section 8.6).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            Administrative Agent and any co-agents, sub-agents, and attorneys-in-fact appointed by Administrative Agent pursuant to Section 8.5 for purposes of enforcing any Loan Document or exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Sections 8 and 9 as if set forth in full herein with respect thereto.  Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action available to it with respect to any Loan Documents.

8.2           Administrative Agent and its Affiliates.

(a)            The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with WestRock or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)            Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8 as “Activities”) any may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates.  Furthermore, the members of the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their respective Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in WestRock, any other Obligor or any of their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans, or other financial products of one or more of the Obligors or their respective Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the members of the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their respective Affiliates (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  Neither Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of any Lender, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor) or to account for any revenue or profits obtained in connection with the Activities, except that Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders.

(c)            Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their respective Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of any Lender hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification of any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the any members of the Agent’s Group of information (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents), or (iii) any other matter, shall give rise to any fiduciary, equitable, or contractual duties (including any duty of trust, care or confidence) owing by Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict any member of the Agent’s Group from acting on behalf of customers (including the Obligors or their respective Affiliates) or for its own account.

8.3            Duties.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(d)            shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond Administrative Agent’s reasonable control, including nationalization, expropriation, currency or funds transfer restrictions, the interruption, disruption, or suspension of the normal procedures and practices of any securities market, power, mechanical, communications, or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes, or other natural disasters, civil, and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts, or errors by any Borrower in its instructions to Administrative Agent.

8.4            Administrative Agent’s Reliance, Lender Representations, Etc.

(a)            Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until an Obligor or a Lender has given written notice describing such Default or Event of Default to Administrative Agent.  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(b)            Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Obligor, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(d)            In addition, unless sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Obligor, that none of Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.5           Sub-Agents.  Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to permit any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent to take any action permitted to be taken by it under any of the Loan Documents.  The exculpatory provisions of this Section 8, as well as all other indemnity and expense reimbursement provisions of this Agreement (including Section 9.3), shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as though such co-agents, sub-agents and attorneys-in-fact were the “administrative agent” under the Loan Documents.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.6            Resignation.

(a)            Administrative Agent may resign at any time by giving notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and, so long as no Default or Event of Default then exists, subject to the approval (not to be unreasonably withheld or delayed) of Borrowers, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States.  If no successor shall have been so appointed by the Required Lenders and, if applicable, Borrowers and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

8.7            Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  In this regard, each Lender further acknowledges that Greenberg Traurig, LLP is acting in this transaction as special counsel to Rabobank only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

8.8            Other Agent Titles.  Anything herein to the contrary notwithstanding, none of the “Sole Bookrunner”, “Joint Lead Arrangers”, or “Co-Syndication Agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

8.9            Agent May File Proofs of Claim; Bankruptcy Events.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor or any Subsidiary, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Obligor or any other Person primarily or secondarily liable) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2 and 9.3) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2 and 9.3.

8.10         Erroneous Payments.

(a)            If Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the applicable Overnight Rate. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (i)(A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 8.10(b).

(c)            Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrowers or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrowers or any other Obligor for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine or defense.

(g)            Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.            MISCELLANEOUS

9.1            Notices.

(a)            General Address for Notices.  Except in the case of communications expressly permitted to be given by telephone hereunder or under any other Loan Documents, all notices and other communications (“Communications”) provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, subject to Section 9.1(b), by electronic communication, as follows:

(i)            if to the Parent or Borrowers, to them at c/o WestRock Company, 1000 Abernathy Road NE, Atlanta, GA  30328, Attention:  Chief Financial Officer; Telecopy No. (770) 263-3582; Telephone No. (678) 291-7700; with a copy to WestRock Company, 1000 Abernathy Road NE, Atlanta, GA 30328, Attention:  General Counsel; Telecopy No. (770) 263-3582; Telephone No. (678) 291-7456;

(ii)            if to Administrative Agent in connection with any Borrowing Request, Interest Election Request, or any payment or prepayment of the Obligations, to it at c/o Agency Services at 245 Park Avenue, New York, NY 10167, Attention:  Punam Gambhir; Telecopy No. (914) 304-9327; Telephone No. (212) 574-7327; Email: fm.am.SyndicatedLoans@rabobank.com with a copy to:  Punam.Gambhir@rabobank.com.com;

(iii)            if to Administrative Agent in connection with any other matter (including deliveries under Section 5.1), to it at Rabobank Loan Syndications, 245 Park Avenue, New York, NY 10167, Attention: Loan Syndications; Telecopy No. (212) 808-2578; Telephone No. (212) 808-6808; Email:  syndications.ny@rabobank.com; and

(iv)            if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given before or during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).  Notices delivered through electronic communications to the extent provided in Section 9.1(b) shall be effective as provided in such Section 9.1(b).

(b)            Electronic Communications.  Communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent.  Each of Administrative Agent and each Obligor may, in its discretion, agree to accept Communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications.  Unless Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) Communications posted on an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of this Section 9.1(b) notification that such Communication is available and identifying the website address thereof; provided that, for both clauses (i) and (ii) of this Section 9.1(b), if such Communication is not sent before or during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.

(c)            Change of Address for Notices.  Any party hereto may change its address or telecopy number for, or individual designated to receive, Communications under the Loan Documents by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to Borrowers and Administrative Agent).  All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)            Electronic Transmission System.  Borrowers and the Lenders agree that Administrative Agent may make the Communications available to the Lenders and Borrowers by posting the Communications on Debt Domain, IntraLinks, SyndTrak, or a substantially similar electronic transmission system or digital workspace provider (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(e)            Communications through the Platform.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof.  Each Lender agrees (i) to provide to Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

9.2            Waivers; Amendments.

(a)            No Deemed Waivers; Remedies Cumulative.  No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            Amendments.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers, Administrative Agent, and the Required Lenders (except as provided in Section 2.22) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent and the Obligor or Obligors that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce the rate of any fees due hereunder, without the written consent of each Lender directly and adversely affected thereby (provided, that in no event shall the waiver of applicability of Section 2.12(c) (which waiver shall be effective with the written consent of the Required Lenders) constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of any interest on a Loan, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or extend the Maturity Date, without the written consent of each Lender directly and adversely affected thereby, (iv) modify Section 2.17(c) or (d) to change the pro rata sharing provided therein without the consent of each Lender directly and adversely affected thereby, (v) modify Section 7.3 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) contractually subordinate the payment of all the Obligations to any other Indebtedness, without the written consent of each Lender, or (viii) release any Borrower, or release any Guarantor from any of its guarantee obligations under any Guaranty Agreement, without the written consent of each Lender, provided, further that (A) no such agreement shall amend, modify, or otherwise affect the rights or duties of Administrative Agent without the prior written consent of Administrative Agent, and (B) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If at any time the Farm Credit Term Loan Facility or any other Credit Document (as defined in the Farm Credit Term Loan Facility), or the documentation for any replacement credit facilities therefor, includes (a) representations and warranties, covenants or events of default (including related definitions) in favor of a Lender (as defined in the Farm Credit Term Loan Facility), or lender under any such replacement credit facilities, that are not provided for in this Agreement or the other Loan Documents, (b) representations and warranties, covenants or events of default (including related definitions) in favor of a Lender (as defined in the Farm Credit Term Loan Facility), or lender under any such replacement credit facilities, that are more restrictive than the same or similar provisions provided for in this Agreement and the other Loan Documents and/or (c) requirements for the Farm Credit Term Loan Facility to be secured by collateral or guaranteed by Domestic Subsidiaries of WestRock that are not already Guarantors (any or all of the foregoing, collectively, the “Most Favored Lender Provisions”) (in the case of each of the Most Favored Lender Provisions, other than any differences between the Farm Credit Term Loan Facility and the other Credit Documents (as defined in the Farm Credit Term Loan Facility), on the one hand, and this Agreement and the other Loan Documents, on the other hand, existing as of the Effective Date (or otherwise consistent with such differences)), then (i) such Most Favored Lender Provisions shall immediately and automatically be deemed incorporated into this Agreement and the other Loan Documents as if set forth fully herein and therein, mutatis mutandis, and no such incorporated provision may thereafter be waived, amended or modified except pursuant to the provisions of this Section 9.2, and (ii) Borrowers and the Guarantors shall promptly, and in any event within five (5) days after entering into any such Most Favored Lender Provisions, so advise Administrative Agent in writing.  Thereafter, upon the request of the Required Lenders, Borrowers and the Guarantors shall enter into an amendment to this Agreement and, if applicable, an amendment or joinder to the other Loan Documents evidencing the incorporation of such Most Favored Lender Provisions, it being agreed that any failure to make such request or to enter into any such amendment or joinder shall in no way qualify or limit the incorporation described in clause (i) of the immediately preceding sentence.

9.3            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses.  Each Obligor agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including Rabobank in its separate capacities as “Joint Lead Arranger” and “Sole Bookrunner” with respect to the syndication of the Loans) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof, including the reasonable and documented fees, charges and disbursements of counsel for Administrative Agent, and of such consultants, advisors, appraisers and auditors retained or engaged by Administrative Agent (provided, if no Event of Default then exists, such retention or engagement is permitted by this Agreement or otherwise approved by a Borrower), whether or not the transactions contemplated hereby or thereby shall be consummated; (ii) all out-of-pocket expenses incurred by Administrative Agent or any Lender, including the fees, charges and disbursements of any advisors to Administrative Agent and counsel for Administrative Agent, or any Lender, in connection with the enforcement or protection of such Person’s rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring, or negotiations in respect thereof, and (iii) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments, and other charges incurred by Administrative Agent in connection with any filing, registration, or recording of any Loan Document.

(b)            Indemnification by Obligors.  Each Obligor hereby agrees to indemnify Administrative Agent, each Lender, Rabobank or any other Person in its separate capacities as “ Joint Lead Arranger”, “Co-Syndication Agent” and “Sole Bookrunner” hereunder with respect to the syndication of the Loans, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the fees, charges, and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may including a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs WestRock of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds, (iii) any payments that Administrative Agent is required to make under any indemnity issued to any bank holding any Obligor’s deposit, commodity or security accounts, (iv) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by any Obligor, or any liability under Environmental Law related in any way to any Obligor, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) a claim brought by WestRock or any Subsidiary against such Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder to the extent WestRock or such Subsidiary is the prevailing party in such action or (B) result from a proceeding that does not involve an act or omission by WestRock or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any arranger, bookrunner or agent hereunder in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the credit facilities hereunder).  Notwithstanding the foregoing, this Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            Indemnification by Lenders.  Each Lender severally agrees to pay any amount required to be paid by any Obligor under Sections 9.3(a) and 9.3(b) to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (each, an “Agent Indemnitee”) to the extent not reimbursed by an Obligor and without limiting the obligation of any Obligor to do so, and to hold harmless and indemnify each Agent Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing, in each case ratably in accordance with such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity, and (ii) no Lender shall be liable for the payment to any Agent Indemnitee of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct.  The obligations of the Lenders under this Section 9.3(c) are subject to the provisions of Section 2.6(c).

(d)            Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions, any Loan, or the use of the proceeds thereof.

(e)            Payments.  All amounts due under this Section shall be payable no later than 5 Business Days after written demand therefor.

9.4            Successors and Assigns.

(a)            Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Indemnitee), except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer of such rights or obligations by any Obligor without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer of such rights or obligations by any Lender that is not in accordance with this Section shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders Generally.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Loans) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i)                Minimum Amounts.

(A) in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, (y) contemporaneous assignments to any Lender and its Approved Funds that equal at least the amount specified in clause (B) of this Section 9.4(b)(i) in the aggregate, or (z) an assignment to an existing Lender or an Affiliate or Approved Fund of an existing Lender, no minimum amount need be assigned; and

(B) in any case not described in clause (A) of this Section 9.4(b)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date” so specified therein) shall not be less than €5,000,000 (or, in the case of any assignment of Loans denominated in (x) Dollars, $5,000,000 or (y) Sterling, £5,000,000) with integral multiples of €1,000,000 (or, in the case of any assignment of Loans denominated in (x) Dollars, $1,000,000 or (y) Sterling, £1,000,000) in excess thereof, in the case of any assignment of Loans by any Lender, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts.  Each partial assignment of any Commitment or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and Loans assigned.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by clause (B) of Section 9.4(b)(i) and, in addition:

(A) the consent of Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment, or (ii) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided that Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the consent of Administrative Agent shall be required for assignments in respect of a Commitment to a Person that is not a Lender, an Affiliate of such Lender, or an Approved Fund with respect to such Lender.

(iv)            Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment).

(v)            Administrative Questionnaire and Tax Forms.  The assignee, if it shall not already be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.16(g).

(vi)            No Assignment to Certain Persons.  No such assignment shall be made to (A) WestRock, the Parent, Borrowers or any of WestRock’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vii)            No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(viii)            Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 9.4(b)(viii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the rights referred to in Sections 2.14, 2.15, 2.16, and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).

(d)            Maintenance of Register by Administrative Agent.  Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitment and Loans.  The entries in the Register shall be conclusive, and Borrowers, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time, upon reasonable prior notice.

(e)            Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), Borrowers, or any of Borrowers’ Affiliates) (a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitments or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.3(c) with respect to any payments made by such Lender to its Participants.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16, (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b); provided that such Participant (1) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under Section 9.4(b); and (2) shall not be entitled to receive any greater payment under Sections 2.14 and 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrowers request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.18 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(d).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank under any central banking system established under the jurisdiction or organization of such Lender (or its parent bank)); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.5            Survival. All covenants, agreements, certifications, representations and warranties made by Borrowers or any other Obligor herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect certification, representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Full Satisfaction.  The provisions of Sections 2.14, 2.15, 2.16, 9.3, 9.18, and 9.20 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of all Loans, or the expiration or termination of the Commitments.

9.6         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf or any other electronic means that reproduced an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Loan Document shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require Administrative Agent to accept electronic signatures in any form or format without its prior consent.

9.7          Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8            Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Borrower or any other Obligor against any and all of the obligations of any Borrower or any other Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, and the Lenders, and (b) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.  Each Lender agrees to notify Borrowers and Administrative Agent promptly after any such set-off and application and share such set-off pursuant to Section 2.17(d); provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.9            Governing Law; Jurisdiction; Etc.

(a)            Governing Law.  This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with, and this Agreement, such other Loan Documents, and all matters arising out of or relating in any way whatsoever to this Agreement and such other Loan Documents (whether in contract, tort, or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.  This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b)            Submission to Jurisdiction.  Each Obligor hereby irrevocably and unconditionally agrees that it shall not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto and each other Obligor hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation, or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue.  Each party hereto and each other Obligor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 9.9(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Jurisdiction; Consent to Service of Process.  Each Borrower hereby irrevocably and unconditionally appoints WestRock and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Borrower and its respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York, and WestRock hereby accepts such appointment.  Such service may be made by mailing or delivering a copy of such process to the respective Borrower in care of the Process Agent at the address specified above for the Process Agent, and each Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Failure by the Process Agent to give notice to either or both Borrowers or failure of either or both Borrowers to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any Borrower, or of any judgment based thereon.  Each Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect and to cause the Process Agent to act as such.  Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

9.10    WAIVER OF JURY TRIAL.  EACH PARTY HERETO AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11         Treatment of Certain Information; Confidentiality.

(a)            Treatment of Certain Information.  Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to WestRock or one or more of the Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by any Obligor or its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 9.11(b) as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)            Confidentiality.  Each of Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case Administrative Agent or such Lender, as applicable, shall promptly notify Borrowers in advance to the extent lawfully permitted to do so and practicable); (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder; (vii) on a confidential basis to (A) any nationally-recognized rating agency in connection with rating Obligors or their Subsidiaries or the credit facilities under this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreements; (viii) with the express written consent of WestRock or Borrowers; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Obligors.  In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  For purposes of this Section, “Information” means all information received from the Obligors or any of their Subsidiaries or representatives relating to the Obligors or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Obligors or any of their Subsidiaries or representatives; provided that, in the case of information received from the Obligors or any of their Subsidiaries or representatives after the date hereof, such information is identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.12            Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges or other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect to such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, shall have been received by such Lender.  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers.

9.13            USA Patriot Act.  Each of Administrative Agent and each Lender subject to the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies each Obligor and other information that will allow Administrative Agent and such Lender to identify each Obligor in accordance with the USA Patriot Act.  Each Obligor hereby agrees to provide such information promptly upon the request of Administrative Agent or any Lender.  Each Lender subject to the USA Patriot Act acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Obligor, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other law.

9.14            Administrative Borrower.  Each Borrower hereby irrevocably appoints WestRock as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) and WestRock hereby accepts such appointment effective as of the Effective Date, in each case which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Person has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to take on its behalf all actions required of such Borrower under the Loan Documents, and to exercise all powers and to perform all duties of such Borrower thereunder, including to submit and receive all certificates, notices, elections, and communications.  For the avoidance of doubt and notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower agrees that any notice, demand, certificate, delivery or other communication delivered by Administrative Agent or any Lender to WestRock shall be deemed delivered to Borrowers at the time of such delivery.

9.15            Joint and Several Obligations.

(a)            All Obligations shall constitute joint and several obligations of Borrowers.  Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by Administrative Agent, the Lenders, or any of them, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers.  Each Borrower acknowledges that any notice of Borrowing or any other notice given by WestRock or any Borrower to Administrative Agent or the Lenders, shall bind all Borrowers, and that any notice given by Administrative Agent or the Lenders to any Borrower shall be effective with respect to all Borrowers.  Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which such Person actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which Administrative Agent or the Lenders accounts among Borrowers for such Loans or other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that Administrative Agent, and the Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents.

(b)            Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrower to the extent such Person is required to pay to Administrative Agent or any Lender any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Person or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of clauses (c), (d), (f) and (g) of this Section 9.15.

(c)            It is the intent of each Borrower, Administrative Agent, the Lenders, and any other Person holding any of the Obligations that the maximum obligations of each Borrower hereunder (such Person’s “Maximum Borrower Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i)            in a case or proceeding commenced by or against such Person under the Bankruptcy Code on or within one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)            in a case or proceeding commenced by or against such Person under the Bankruptcy Code subsequent to one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)            in a case or proceeding commenced by or against such Person under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under such Other Debtor Relief Law, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state or federal laws under which the possible avoidance or unenforceability of the Obligations of any Borrower hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, and any other Person holding any of the Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”); or

(iv)            in relation to the joint and several liability of a Lux Borrower for any Obligations of any Obligor hereunder, the maximum amount equivalent to the Maximum Borrower Liability of the Lux Borrower and 85% of each Lux Borrower’s own funds (capitaux propres, as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law of 19 December 2002 on the commercial register and annual accounts) as reflected in the last annual accounts duly approved and available on the date of a payment request being made under this Agreement.

Notwithstanding the foregoing, no provision of this Section 9.15(c) shall limit the liability of any Borrower for loans advanced directly or indirectly to it under this Agreement.

(d)            To the extent set forth in Section 9.15(c), but only to the extent that the Obligations of any Borrower hereunder would otherwise be subject to avoidance under any Avoidance Provisions if such Person is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of any Borrower hereunder would render such Person insolvent, or leave such Person with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Person to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Person are deemed to have been incurred and transfers made under such Avoidance Provisions, then the obligations of such Person hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, and any other Person holding any of the Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This Section 9.15(d) is intended solely to preserve the rights hereunder of Administrative Agent, the Lenders, and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 9.15(d) as against Administrative Agent, the Lenders, and any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(e)            Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Person and may exceed the aggregate Maximum Borrower Liability of all of Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of Administrative Agent and the Lenders hereunder.

(f)            In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Borrower (each, a “Contributing Borrower”) shall contribute to such Funding Borrower an amount equal to such payment or payments made, or losses suffered, by such Funding Borrower determined as of the date on which such payment or loss was made multiplied by the ratio of (i) the Maximum Borrower Liability of such Contributing Borrower (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate Maximum Borrower Liability of all Borrowers (including the Funding Borrowers) hereunder (without giving effect to any right to receive, or obligation to make, any contribution hereunder).  Nothing in this Section 9.15(f) shall affect the joint and several liability of any Borrower to Administrative Agent or the Lenders for the entire amount of its Obligations.  Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of Borrowers to Administrative Agent and the Lenders hereunder.

(g)            No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Person hereunder or under any other Loan Document, until all amounts owing to Administrative Agent and the Lenders on account of the Obligations are paid in full in cash.  If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Person in trust for or, to the extent that this is not permissible under applicable law, on behalf of Administrative Agent and the Lenders, segregated from other funds of such Person, and shall, forthwith upon receipt by such Person, be turned over to Administrative Agent in the exact form received by such Person (duly endorsed by such Person to Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

9.16         Press Release and Related Matters.  No Obligor shall, and no Obligor shall permit any of its Affiliates to, issue any press release or other public disclosure using the name or logo or otherwise referring to Administrative Agent, any other Lender or any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which Administrative Agent is party without the prior consent of Administrative Agent or such Lender, as applicable, except to the extent required to do so under applicable law and then, in any event, such Obligor or such Affiliate will advise Administrative Agent or such Lender as soon as reasonably practicable with respect to such press release or other public disclosure.

9.17       No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent or any Lender shall have the right to act exclusively in the interest of Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to WestRock, any Borrower, any holders of Equity Interests of any Obligor or any other Person.

9.18       No Fiduciary Relationship.  The relationship between Borrowers and the other Obligors on the one hand and Administrative Agent and each Lender on the other is solely that of debtor and creditor, and neither Administrative Agent nor any Lender has any fiduciary or other special relationship with Borrowers or any other Obligors, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrowers and the other Obligors on the one hand and Administrative Agent and each Lender on the other to be other than that of debtor and creditor.  To the fullest extent permitted by law, Borrowers hereby waive and release any claims that it may have against any of Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.19         Construction; Independence of Covenants.

(a)            Each Borrower, each other Obligor (by its execution of the Loan Documents to which it is a party), Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

(b)            Independence of Covenants.  All covenants and other agreements contained in this Agreement or any other Loan Document shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants or other agreements, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant or other agreement shall not avoid the occurrence of a Default if such action is taken or such condition exists.

9.20         Payments Set Aside.  To the extent that any payment by or on behalf of any Obligor under any Loan Document is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off as to any Obligor, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

9.21        Benefits of Agreement.  The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person (other than any Related Parties of Administrative Agent, the Lenders, and any Participants to the extent expressly provided for in Section 9.4(e)) shall be a direct or indirect beneficiary of or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

9.22        Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.23        Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Obligors in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender in the Agreement Currency, then the Obligors agree, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such currency, then Administrative Agent or such Lender agrees to return the amount of any excess to Borrowers (or to any other Person who may be entitled thereto under applicable law).

9.24      Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

9.25         Reaffirmation.  Each Borrower and each other Obligor (including those that that become party hereto after the date hereof), in its respective capacity as a Borrower, debtor, obligor, guarantor, or other similar capacity in which such party acts as direct or indirect, or primary or secondary, obligor, accommodation party or guarantor, hereby acknowledges and agrees to be bound by the provisions of Section 2.22 (including, without limitation, the implementation from time to time of any Benchmark Replacement and any Conforming Changes in accordance herewith) and, in furtherance of the forgoing (and without, in any way express or implied, invalidating, impairing or otherwise negatively affecting any obligations heretofore provided) hereby acknowledges and agrees that in connection with and after giving effect to any Benchmark Cessation Changes: (a) its Obligations shall not in any way be novated, discharged or otherwise impaired, and shall continue, be ratified and be affirmed and shall remain in full force in effect, (b) its grant of a guarantee or any other accommodation relating to this Agreement or any other Loan Document shall continue, be ratified and be affirmed, and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired and (c) the Loan Documents and its obligations thereunder (contingent or otherwise) shall continue, be ratified and be affirmed and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired.  In addition, each Obligor hereby fully waives any requirements to notify such Obligor of any Benchmark Cessation Changes (except as expressly provided in Section 2.22).  In furtherance of the foregoing, each Obligor hereby (i) appoints Administrative Borrower and the Administrative Borrower hereby accepts such appointment as its agent, attorney-in-fact and representative for purposes of the delivery of any and all documents, instruments, agreements and other materials required to be delivered by any such party and for all other administrative purposes incidental to any of the foregoing provisions of this Section 9.25 and Section 2.22 and (ii) hereby authorizes the Administrative Borrower to take such actions, execute, acknowledge, and deliver, or cause to be executed, acknowledged and delivered, such further agreements, documents or instruments that are reasonably necessary or desirable to carry out the intent and purpose of this Section 9.25 and Section 2.22 on its behalf.  From time to time, the Administrative Borrower (both in its individual capacity and in its capacity as agent, agent, attorney-in-fact and representative of each other Obligor pursuant to the immediately preceding sentence) and the Obligors shall execute and deliver, or cause to be executed and delivered, such instruments, agreements, certificates or documents, and take all such actions, as Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of Section 2.22, or of renewing, continuing, reaffirming or ratifying the rights of Administrative Agent and the Lenders with respect to the Obligations.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

PARENT AND WESTROCK:	WRKCO INC., a Delaware corporation

	By:	/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

WESTROCK COMPANY, a Delaware corporation

	By:	/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

BORROWERS:	WRK LUXEMBOURG S.À R.L., a limited liability company incorporated under the laws of Luxembourg

	By:	/s/ Cornelia Mettlen
Name: Cornelia Mettlen
Title: Manager B

	By:	/s/ Lawrence S. Estrop
Name: Lawrence S. Estrop
Title: European Treasury Director, Manager A

MULTI PACKAGING SOLUTIONS LIMITED, a limited company incorporated under the laws of England and Wales

	By:	/s/ Andrew Darrington
Name: Andrew Darrington
Title: Director

ADMINISTRATIVE AGENT AND LENDER:	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent and a Lender

	By:	/s/ Eric Riogowski
Name: Eric Riogowski
Title: Managing Director

	By:	/s/ Anthony Fidanza
Name: Anthony Fidanza
Title: Executive Director

LENDERS:	[On file with the Administrative Agent]